AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1999

                                                      REGISTRATION NO. 333-81829

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             BIO-AQUA SYSTEMS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                FLORIDA                             _____________________                          65-0926223
       (STATE OR JURISDICTION OF                (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBERS)                  IDENTIFICATION NO.)

                            ------------------------

                 1900 GLADES ROAD, SUITE 351                                     1900 GLADES ROAD, SUITE 351
                  BOCA RATON, FLORIDA 33431                                       BOCA RATON, FLORIDA 33431
                       (561) 416-8930                                     (ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR
               (ADDRESS AND TELEPHONE NUMBER OF                             INTENDED PRINCIPAL PLACE OF BUSINESS)
                 PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                  DAVID MAYER
                             BIO-AQUA SYSTEMS, INC.
                          1900 GLADES ROAD, SUITE 351
                           BOCA RATON, FLORIDA 33431
                                 (561) 416-8930
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                  CHARLES B. PEARLMAN, ESQ.                                      WALTER J. STANTON III, ESQ.
                   BRIAN A. PEARLMAN, ESQ.                                         NANCY J. VAN SANT, ESQ.
            ATLAS, PEARLMAN, TROP & BORKSON, P.A.                   SACHER, ZELMAN, STANTON, PAUL, BEILEY & VAN SANT, P.A.
           200 EAST LAS OLAS BOULEVARD, SUITE 1900                             1401 BRICKELL AVENUE, SUITE 700
                FORT LAUDERDALE, FLORIDA 33301                                       MIAMI, FLORIDA 33131
                  TELEPHONE (954) 763-1200                                        TELEPHONE (305) 371-8797
                  FACSIMILE (954) 766-7800                                        FACSIMILE (305) 374-2605

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective.


     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: /x/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: /x/

                           ------------------------


CALCULATION OF REGISTRATION FEE
                                                                        PROPOSED
                                                                    MAXIMUM OFFERING       PROPOSED
                 TITLE OF EACH CLASS                  AMOUNT TO BE      PRICE PER      MAXIMUM AGGREGATE      AMOUNT OF
           OF SECURITIES TO BE REGISTERED              REGISTERED       SECURITY       OFFERING PRICE(1)  REGISTRATION FEE
Class A Common Stock................................. 1,380,000(2)        $5.00           $6,900,000          $1,918.20

Warrants............................................. 1,380,000(3)        $.125            $172,500            $47.96

Class A Common Stock issuable upon exercise of the
Warrants............................................. 1,380,000(4)        $6.50           $8,970,000          $2,493.66

Representative's Warrants............................  120,000(5)        $0.001              $120               $.02

Class A Common Stock.................................  120,000(6)         $8.25            $990,000            $275.22

Warrants issuable upon the exercise of the

Representative's Warrants............................  120,000(7)         $.206             $24,750             $6.89

Class A Common Stock issuable upon the exercise of
the Representative's Warrants........................  120,000(8)        $10.725          $1,287,000           $357.78

Total................................................                                     $18,344,370       $5,099.73(9)


                                                        (footnotes on next page)

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(footnotes from cover)


(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.


(2) Includes 180,000 shares of class A voting common stock issuable pursuant to the underwriter's over-allotment option.


(3) Includes 180,000 redeemable common stock purchase warrants issuable pursuant to the over-allotment option.


(4) Represents shares of class A common stock issuable upon exercise of the warrants registered hereby together with such additional indeterminate number of shares as may be issued upon exercise of such warrants by reason of the anti-dilution provisions contained therein.


(5) Includes 120,000 representative's purchase warrants.


(6) Represents shares of class A common stock issuable upon exercise of the representative's warrants together with such additional indeterminate number of shares of class A common stock as may be issued upon exercise of such representative's warrants by reason of the anti-dilution provisions contained therein.


(7) Represents warrants issuable upon exercise of the representative's warrants, together with such additional indeterminate number of warrants as may be issued by reason of the anti-dilution provisions contained therein.


(8) Represents shares of class A common stock issuable upon exercise of the warrants included within the representative's warrants together with such additional indeterminate number of shares of class A common stock as may be issued upon exercise of such warrants by reason of the anti-dilution provisions contained therein.

(9) Fee has been paid.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


SUBJECT TO COMPLETION, DATED AUGUST 27, 1999


                             BIO-AQUA SYSTEMS, INC.
                  1,200,000 SHARES OF CLASS A COMMON STOCK AND
              1,200,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS


                            ------------------------


     We are offering 1,200,000 shares of class A common stock, at $5.00 per share and 1,200,000 redeemable common stock purchase warrants at $.125 per warrant. Our class A common stock and our warrants are being offered separately and not as units, and each is separately transferable. Each warrant entitles the holder to purchase one share of class A common stock at $6.50 per share, subject
to adjustment, until         2004. We may redeem our warrants beginning
        , 2000 for $.05 per warrant subject to prior exercise of the warrant, if the closing bid price for our class A common stock has been at least $8.50 per share for thirty consecutive trading days.



     Prior to this offering, there has been no public market for our class A common stock or our warrants. We have applied for the inclusion of our class A common stock and our warrants on the National Association of Securities Dealers Automated Quotation System SmallCap Market under the symbols "FISH," and "FISHW," respectively.



     INVESTING IN OUR CLASS A COMMON STOCK AND OUR WARRANTS INVOLVES CERTAIN RISKS. SEE OUR RISK FACTORS ON PAGE 6.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.


                            ------------------------


                                                   PER SHARE OF CLASS A    PER WARRANT OF CLASS A
                                                   COMMON STOCK             COMMON STOCK              TOTAL
                                                   --------------------    ----------------------    -------
Public Offering Price...........................          $ 5.00                  $  0.125           $ 5.125

Underwriting Discounts and
  Commissions...................................          $ 0.50                  $ 0.0125           $0.5125

Proceeds to Bio-Aqua
  Systems, Inc..................................          $ 4.50                  $ 0.1125           $4.6125



     The underwriters may, under some circumstances, for 45 days after the date of this prospectus, purchase up to an additional 180,000 shares of common stock and 180,000 warrants from us at the public offering price, less underwriting discounts and commissions.


                            ------------------------


     It is expected that delivery of our class A common stock and our warrants will be made against payment at the offices of Nutmeg Securities, Ltd., 495 Post
Road East, West Point, Connecticut 06880 on or about                , 1999.



NUTMEG SECURITIES, LTD.                       EMERSON BENNETT & ASSOCIATES, INC.


                            ------------------------



                        Prospectus                , 1999

                               TABLE OF CONTENTS



                                                                                                              PAGE
                                                                                                              ----
Prospectus Summary.........................................................................................    3

Risk Factors...............................................................................................    5

Use of Proceeds............................................................................................   10

Dividend Policy............................................................................................   11

Dilution...................................................................................................   11

Capitalization.............................................................................................   12

Exchange Rates.............................................................................................   13

Selected Financial Data....................................................................................   14

Management's Discussion and Analysis of Financial Condition................................................   15

Business...................................................................................................   19

Additional Information.....................................................................................   39

Management.................................................................................................   40

Certain Relationships and Related Transactions.............................................................   44

Bridge Financing...........................................................................................   45

Principal Shareholders.....................................................................................   45

Description of Securities..................................................................................   47

Shares Eligible for Future Sale............................................................................   49

Underwriting...............................................................................................   50

Legal Matters..............................................................................................   52

Experts....................................................................................................   53

Index to Financial Statements..............................................................................   F-1

                               PROSPECTUS SUMMARY


UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS:


     (1) ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION, OUR WARRANTS, THE REPRESENTATIVE'S WARRANTS, THE SECURITIES UNDERLYING THE REPRESENTATIVE'S WARRANTS, OR THE ISSUANCE OF UP TO AN AGGREGATE OF 300,000 SHARES OF CLASS A COMMON STOCK RESERVED FOR ISSUANCE UNDER OUR STOCK OPTION PLAN;


     (2) ASSUMES A PUBLIC OFFERING PRICE OF $5.00 PER SHARE OF CLASS A COMMON STOCK AND $.125 PER WARRANT;


     (3) GIVES EFFECT AS OF THE CLOSING OF THIS OFFERING TO TWO STOCK PURCHASE AGREEMENTS WHERE (A) FLAGSHIP IMPORT EXPORT CORPORATION WILL OWN 1,529,910 SHARES AND (B) ATIK S.A., A CHILEAN CORPORATION, WILL OWN 169,990 SHARES, TOTALING 1,699,900 SHARES OF OUR CLASS B COMMON STOCK; AND (C) SIMULTANEOUSLY WE SHALL PURCHASE FLAGSHIP IMPORT EXPORT CORPORATION'S AND ATIK'S COMBINED 99.9% INTEREST IN TEPUAL S.A; AND


     (4) GIVES EFFECT AS OF THE CLOSING OF THIS OFFERING TO THE ACQUISITION OF THE INUAL(Trademark) AND TEPUAL(Trademark) BRANDS THROUGH THE PURCHASE OF ALL ISSUED AND OUTSTANDING SHARES OF PROFEED, INC.


                                  OUR COMPANY


OVERVIEW

     Bio Aqua is an international broker of animal nutrition products and a developer of commercial solutions for feed producers. Revenue is principally generated through the sale of products for animal nutrition, including fish meal, feather meal and krill meal under the Inual(Trademark) and Tepual(Trademark) brands. These products are sold worldwide as a nutrient additive principally for farmed fish and poultry raised for human consumption with the recognition that there is a direct correlation between the health of the animals raised for human consumption and the consumer.



     By virtue of our relationships with our suppliers and customers, we have identified specific problems relating to farmed fish and poultry. Together with cooperative relationships with academic, private and government research institutions, we have engaged in research and development programs to find commercially viable solutions for feed and food producers as follows:


          o automatic control for fish meal processing

          o salmon and shrimp immune stimulants

          o poultry vaccines

          o red tide detection and cleansing equipment



OUR STRATEGY


     Our strategy is to continue to expand as a niche participant in the worldwide specialized animal feed and immunology market by capitalizing on the commercialization of our research and development expertise.


OUR HISTORY AND STRUCTURE



     We were incorporated in Florida in March 1999 as a holding company to acquire a 99% interest in Tepual S.A., a Chilean corporation. At closing of this offering we will purchase our interest in Tepual from its shareholders, Flagship Import Export Corporation, a Bahamian company, and Atik, S.A., a Chilean company. Flagship Import Export Corporation is wholly owned by Max Rutman, our chief executive officer and president. Atik, S.A. is equally owned by Paulina and Andrea Rutman, daughters of Max Rutman. We will acquire the rights to the Inual(Trademark) and Tepual(Trademark) brands at closing by acquiring 100% of the issued and outstanding stock of Profeed, Inc., a Bahamian company, which is owned equally by Max Rutman, Paulina Rutman and Andrea Rutman. Our principal executive offices are located at General Ekdhal 159, Santiago, Chile, and our telephone number is 011 (562) 777-0262. Our U.S. offices are located at 1900 Glades Road, Suite 351, Boca Raton, Florida 33431, and our telephone number is
(561) 416-8930. Our fiscal year end is

December 31. When we use the terms "Bio-Aqua," "Tepual," "we," "our" and similar terms, this includes Bio-Aqua Systems, Inc. and Tepual S.A., our 99% subsidiary.


                                  THE OFFERING


Class A common stock offered..............  1,200,000 shares

Warrants offered..........................  1,200,000 warrants

Shares of class A common stock underlying
  warrants................................  1,200,000 shares

Class A common stock outstanding:
  before the offering.....................  86,294
  after the offering......................  1,286,294

Class B common stock outstanding
  before the offering.....................  1,700,000
  after the offering......................  1,700,000



Our class B common stock is identical to our class A common stock, except that holders of class B common stock are entitled to five (5) votes for each share of class B common stock held. Upon sale or other disposition, the shares of class B common stock may be converted, at the option of the holders into shares of class A common stock on a one-share for one share basis. Upon such conversion, the super-voting rights with respect to such shares will terminate.



Warrants outstanding:

  Before the offering.....................  None
  After the offering......................  1,200,000

Use of proceeds...........................  The net proceeds of this offering will be approximately $5,000,000, which will be used as follows:

                                            o $1,500,000 for reduction in bank loans

                                            o $400,000 for the acquisition of Inual(Trademark) and
                                              Tepual(Trademark) brands

                                            o $700,000 for development of red tide consumer detection and testing kits

                                            o $550,000 for development of shrimp immune stimulants and additional research and development of salmon immune stimulants

                                            o $450,000 for additional research and development of poultry vaccines

                                            o $150,000 for repayment of bridge loans

                                            o $1,250,000 for working capital.

Proposed Nasdaq symbols are:

  Class A common stock....................  FISH

  Warrants................................  FISHW

                                  RISK FACTORS


     BECAUSE WE HAVE CHANGED OUR BUSINESS STRATEGY, WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR NEW BUSINESS OPERATIONS. To date, we have engaged in little or no commercial business outside of brokerage of fish meal, feather meal and krill meal. Results of operations in the future will be influenced by numerous factors. We will need significant operating expenditures arising from technological developments, regulatory impediments, increases in expenses associated with sales and marketing growth and maintenance of quality control. Many of our marketing efforts have been untested in the market place, and may not result in successful sales of our products and services.



     OUR COSTS OF OPERATIONS ARE SUBJECT TO WIDE FLUCTUATIONS DEPENDING ON THE COST OF FISH MEAL AND FEATHER MEAL. The costs of fish meal and feather meal are subject to wide fluctuations due to factors such as: (1) seasonality;
(2) economic conditions; and (3) government restrictions. Our inability to purchase these products on reasonable commercial terms could significantly impact our financial results.



     OUR POULTRY VACCINES ARE LIMITED IN THEIR SCOPE AND USE TO SPECIFIC COUNTRIES AND REGIONS. Our current vaccines are limited to use in specific countries. and regions. Animal pathogens in general are unique to specific regions. Vaccines for poultry in Peru and Chile that we have produced are developed to combat specific diseases to the region in which these bacterial and viral strains are found. We will be required to commit considerable time, effort and resources to develop vaccines for areas other than Peru and Chile. Our success will depend upon, in part, the ability of new vaccines to meet targeted performance.



     OUR RED TIDE DETECTION AND CLEANSING SYSTEMS ARE NOT READY FOR IMMEDIATE SALE. We anticipate that our paralytic shellfish poisoning red tide detection kit will be available for sale during the first quarter of 2000. Our red tide cleansing kit system is still in the preliminary stages of product development and we anticipate that it will not be ready for commercial sale for approximately two (2) years. Our red tide detection and cleansing is expected to be subject to regulation by agencies that administer laws governing health, safety and the protection of the environment, or any other government agency in which we may seek to distribute our products. Our success will depend, in part, upon our ability to comply with regulatory agencies and make timely and cost-effective developments of this product.



     OUR CURRENT PATENT PROTECTION IS LIMITED TO SPECIFIC TECHNOLOGY AND COUNTRIES. Our current patent and patent applications are limited in scope to specific areas of application. Patent protection for our poultry vaccines is limited to Chile and currently only protects our Chilean vaccine for bronchitis infection. As of the date of this offering, we have not filed nor received patent protection for any other Chilean vaccines and we do not have any patent protection for our immune stimulants.



     We have only applied for patent protection for our red tide paralytic shellfish poisoning detection kit and our red tide paralytic shellfish poisoning detoxification process in the United States, Chile, Canada and the European Community. An additional patent application for red tide paralytic shellfish poisoning detoxification has been filed in Australia. We have not received any confirmation of our applications as of the date of this offering. Failure to obtain patent protection could have an adverse effect on our financial condition. In addition, if the legal and other costs of obtaining patent protection in any other country or on an international basis exceeds our financial capabilities, we may have to limit our patent applications.



     OUR TRADEMARK PROTECTION FOR THE INUAL(TRADEMARK) AND TEPUAL(TRADEMARK) BRANDS ARE LIMITED. We currently only have trademark protection over the Tepual(Trademark) and Inual(Trademark) brands in Chile, Colombia, Taiwan, China, Ecuador, Mexico, Japan, Peru and South Africa. Failure to obtain trademark protection in countries in which we presently operate may reduce the value of our branded product and impact our financial condition.



     RISKS BEYOND OUR CONTROL MAY AFFECT OUR ABILITY TO BROKER FISH MEAL, FEATHER MEAL AND KRILL MEAL. Our business, as a broker, the purchasing and reselling of fish meal, feather meal and krill meal is subject to the risks and uncertainties associated with the worldwide supply and demand for these products. Outside forces, beyond our control, such as weather, development of alternative feed sources, animal diseases, government regulations, restrictive quota, trade policies, supply constraints, and general economic conditions may impact our brokerage business.



     THE LOSS OF SIGNIFICANT CUSTOMERS IN OUR BROKERAGE OF FISH MEAL COULD ADVERSELY EFFECT OUR BUSINESS. The loss of any one of the following seven customers could materially and adversely affect our business as a broker of fish meal: (1) Bradwell Business Corp., (2) Agribrand Purina, (3) Bio Mar, (4) Nor Aqua, (5) Pinar Yem Sanayi ve Pazarlama A.S., (6) Alitec and
(7) Enos Canada. During the first two quarters of 1999, these customers accounted for an aggregate of approximately 80% of our fish meal sales.



     REPAYMENT OF THE LOAN WE MADE TO KELOR TRADING, LTD. IS DEPENDENT ON KELOR TRADING, LTD. HARVESTING SUFFICIENT AMOUNTS OF KRILL. To date, we have loaned, on an unsecured basis an aggregate of $860,000 to Kelor Trading, Ltd. Kelor Trading, Ltd. will repay us principally through profits it receives from our joint venture as it harvests krill. If we and Kelor are unsuccessful in harvesting krill and selling it at a profit, Kelor Trading, Ltd. may be unable to repay us. We are not the primary beneficiaries of the insurance on the vessel. If there is a catastrophe we may not be able to collect any insurance proceeds.




     LIMITS ON KRILL HARVESTING ESTABLISHED BY THE COMMISSION FOR THE CONSERVATION OF ANTARCTIC MARINE LIVING RESOURCES MAY LIMIT THE KRILL WE CATCH IN THE FUTURE. The commission limits the amount of krill that may be harvested in Antarctic waters to 1.5 million tons. Presently 70,000 tons are being harvested. The commission has established limits because increases in krill catches could have a negative effect on the ecosystem, including other marine life, particularly birds, seals and fish which mainly depend on krill for food.



     WE DO NOT HAVE PRODUCT LIABILITY INSURANCE WHICH IN THE EVENT OF ANY LEGAL ACTION BY THIRD PARTIES COULD RESULT IN SIGNIFICANT LEGAL DEFENSE FEES AS WELL AS DAMAGES FOR LIABILITY. We do not have product liability insurance. While we may seek to obtain such insurance in the future, the cost may exceed our financial capabilities. Therefore, we may have to rely on unrelated companies to whom we may license our products to provide such liability insurance. Companies that we license our products may not be able to obtain product liability insurance.



     WE DEPEND ON THIRD PARTY MANUFACTURERS FOR THE PRODUCTION OF OUR PERUVIAN VACCINES AND OUR RED TIDE DETECTION KIT. The loss of one of our third party manufacturers would have a negative effect on our ability to manufacture our products. We have contracted with Biosur S.A.C., a Peruvian company, to manufacture and produce our Peruvian poultry vaccines. Tepual has also entered into a joint venture with R-Biopharm GmbH, a German company, to manufacture a Paralytic Shellfish Poisoning (PSP) red tide detection kit. These third parties may not meet or satisfy their contractual obligations. While we, along with Tepual, have entered into agreements with these companies, these contracts may not be fulfilled or internal problems within these third parties may affect production or productivity in the future.



     REGULATORY COMPLIANCE AND GOVERNMENT REGULATION MAY ADVERSELY EFFECT OUR ABILITY TO PRODUCE AND DISTRIBUTE OUR VACCINES. Our vaccines are subject to regulatory compliance within the countries in which they are manufactured and distributed. Our poultry vaccines are currently approved by the Peruvian government, and we received re-approval from the Chilean government on June 22, 1999. While we are in compliance with Peruvian regulations and Chilean regulations, the enactment of stricter laws or regulations, or the implementation of more aggressive enforcement policies could adversely affect our operations or financial conditions.



     WE FACE SIGNIFICANT COMPETITIVE ACTIVITY IN ALL ASPECTS OF OUR BUSINESS. We face intense competition in all areas of our business from other companies who have far greater financial and marketing resources than us. This is especially true in the area of immune stimulants, poultry vaccines and red tide and our ongoing research and development in the aquaculture and animal feed industry, where there are other companies and/or governments with greater resources developing similar products. As Chile continues to enter into additional trade initiatives with foreign countries, the number of foreign businesses that will operate in Chile, will likely grow, resulting in an increase in our competition.



     OUR MANAGEMENT HAS MAJORITY CONTROL OVER DECISIONS. Mr. Rutman will control the election of directors as well as our other affairs for the foreseeable future. Prior to this offering, Max Rutman, our Chief Executive Officer, President, and Chairman of the Board of Directors owned, directly or indirectly, approximately 86% and held the right to vote 89% of our outstand ing capital stock. After this offering, Mr. Rutman will, directly or indirectly, own approximately 53% of the outstanding capital stock, which represents the right to vote 78% of our outstanding capital stock. Holders of class B common stock (of which Mr. Rutman currently owns or controls all outstanding shares) are entitled to five (5) votes for each share of class B common stock held, and directors are elected by plurality vote.

     WE DEPEND ON OUR KEY PERSONNEL, SPECIFICALLY MAX RUTMAN. Our success is highly dependent upon the continued services of Mr. Rutman who continues to devote a substantial amount of his time to our business. Although we currently have a 3 year employment agreement through our subsidiary, Tepual, with Mr. Rutman for his services, the loss of his services could have a material adverse effect on our business.



     YOU MAY BE LIMITED IN YOUR ABILITY TO ENFORCE CIVIL LIABILITIES AGAINST US SINCE MOST OF OUR ASSETS AND OPERATIONS ARE ABROAD. Enforcement by investors of civil liabilities under the U.S. Federal securities laws may adversely be affected by the fact that while Bio-Aqua is located in the U.S., our principal subsidiary is located in Chile. While we are a U.S. corporation, our subsidiary, Tepual is a Chilean corporation. For the foreseeable future, substantially all of our assets will be held or used outside the United States (primarily in Chile), and approximately 95% of the net proceeds from this offering will used in Chile. Our current executive officers, directors (excluding David Mayer) and management are residents of Chile, and substantially all of our assets and the assets of our executive officers, directors and management are located outside the United States.



     OUR CLASS A STOCK IS SUBJECT TO IMMEDIATE AND SUBSTANTIAL DILUTION. The initial public offering price of the common stock held by you is substantially higher than the net book value per outstanding share of our common stock. Purchasers will suffer an immediate dilution of approximately $3.13 per share.



     WITHOUT A CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIREMENTS YOU WILL HAVE NO ABILITY TO EXERCISE WARRANTS. Holders of our warrants will have the right to exercise our warrants to purchase shares of class A common stock only if a current prospectus relating to our shares is then in effect and only if the shares have been qualified for sale under the securities laws of the applicable state or states. Our warrants may lose, or be of no value, if a prospectus covering the shares issuable upon the exercise of the warrants is not kept current or if underlying shares are not, or cannot be, registered in the applicable states.



     OUR WARRANTS ARE REDEEMABLE. Our warrants are subject to redemption in certain circumstances. The exercise of this right would: (1) force a holder of our warrants to exercise our warrants and pay the exercise price at a time when it may be disadvantageous for the holder to do so, (2) to sell our warrants at the then current market price when the holder might otherwise wish to hold our warrants for possible additional appreciation or (3) to accept the redemption price, which is likely to be substantially less than the market value of our warrants in the event of a call for redemption. Holders who do not exercise their warrants prior to redemption by us will forfeit their right to purchase the shares of class A common stock underlying our warrants.



     REPRESENTATIVE HAS THE ABILITY TO INFLUENCE OUR DECISIONS. The terms of the underwriting agreement between us and the representative gives the representative the right to designate a member to our board of directors for a period of three years from the effective date. The ability to designate a member to our board of directors will provide the representative with a certain amount of continuing influence over our business and operations, even though such single designee will constitute a minority of the board of directors.



     REPRESENTATIVE HAS A SIGNIFICANT INFLUENCE IN THE MARKET OF OUR SECURITIES. It is anticipated that a significant amount of our class A common stock and warrants will be sold to customers of the representative. Although the representative has advised us that it intends to make a market in our class A common stock and our warrants, it will have no legal obligation to do so. The prices and the liquidity of our class A common stock and our warrants may be significantly affected by the degree, if any, of the representative's participation in the market. If it participates in the market, the representative may influence the market, if one develops, for the securities. This market-making activity may be discontinued at any time. Also, if the representative sells our securities issuable upon the exercise of the representative's warrants or acts as a warrant solicitation agent for our warrants, it may be required under the Securities Exchange Act of 1934, as amended, to temporarily suspend its market-making activities. The prices and liquidity of our securities may be significantly affected by the degree, if any, of the representative's participation in the market.



     RULES RELATING TO LOW-PRICED STOCKS MAY APPLY TO US WHICH WOULD REDUCE THE MARKET OF OUR SECURITIES. The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. Unless our class A common stock is listed on Nasdaq, upon completion of this offering, the shares of class A common stock offered will be deemed to be "penny stocks" and subject to rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell the securities and may affect the ability of purchasers in this offering to sell the securities in a secondary market.



     IF WE FAIL TO MAINTAIN THE STANDARDS FOR LISTING ON THE NASDAQ SMALLCAP, THE MARKET FOR OUR SECURITIES WOULD BE ADVERSELY AFFECTED. Maintenance standards for the Nasdaq SmallCap Market require at least $2,000,000 in net tangible assets (total assets less total liabilities and goodwill) or $500,000 in net income in two of the last three years, a public float of at least 500,000 shares, a $1,000,000 market value of public float, a minimum bid price of $1.00 per share, at least two market makers, at least 300 shareholders and at least two outside directors. If we become unable to meet the initial or continuing listing criteria of the Nasdaq SmallCap Market and are never traded or become delisted, trading, if any, in our class A common stock and warrants would thereafter be conducted in the over-the-counter market on the OTC Electronic Bulletin Board. In this event, the market price of our class A common stock and warrants may be adversely impacted and you may find it difficult to dispose of, or to obtain accurate quotations as to the market value of our class A common stock.



     POSSIBLE EXERCISE OF REPRESENTATIVE'S WARRANTS WOULD RESULT IN DILUTION TO YOUR SECURITY INTEREST. In connection with this offering, we will sell to the representative, for nominal consideration, representative's warrants at an exercise price of 165% of the price at which our class A common stock and warrants are sold to the public hereunder. For the term of the representative's warrants, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the securities without assuming the risk of ownership, with a resulting dilution in the interest of other security holders.



     REPRESENTATIVE'S WARRANTS MAY ADVERSELY AFFECT OUR ABILITY TO OBTAIN ADDITIONAL CAPITAL OR INVOLVE SUBSTANTIAL EXPENSES. As long as the representative's warrants remain unexercised, our ability to obtain additional capital might be adversely affected. Moreover, the representative may be expected to exercise the representative's warrants at any time when we would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided in the representative's warrants. Exercise of these registration rights could involve substantial expense to us at a time when we could not afford cash expenditures and may adversely affect the terms upon which we may obtain additional funding and may adversely affect the price of our class A common stock and our warrants.



     WE HAVE ARBITRARILY DETERMINED THE OFFERING PRICE. The initial public offering prices of our common stock and the exercise price and terms of our warrants have been arbitrarily determined by negotiations between our management and the representative and may bear no relationship to our current earnings, book value, net worth or other established valuation criteria. The factors considered in determining the initial public offering prices included an evaluation by our management and the representative of the history of and prospects for the industry in which we compete, an assessment of management, our prospects, our capital structure, and certain other factors deemed relevant.



     THE PRICE OF OUR SECURITIES MAY BE VOLATILE. The stock market from time to time experiences significant price and volume fluctuations that may be unrelated to the operating performance of specific companies. The trading prices of our securities could be subject to wide fluctuations in response to variations in our operating results, public announcements by ourselves or others, economic developments affecting ourselves or our competitors, suppliers or clients and other events or factors which may or may not be in our control.



     WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS THAT COULD PREVENT OUR ACQUISITION AT A PREMIUM PRICE. Certain provisions of our amended and restated articles of incorporation and bylaws, including the super voting rights of our class B common stock and the authority of our board of directors to issue up to 5,000,000 shares of our preferred stock without shareholder approval, may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporation Act also may have certain anti-takeover effects, including the provision that shares acquired in excess of certain specified thresholds will not possess any voting rights unless the voting rights are approved by a majority of a corporation's disinterested shareholders.

CONSIDERATIONS RELATING TO CHILE



     WE ARE SUBJECT TO RISKS ASSOCIATED WITH FOREIGN OPERATIONS. Our business is currently conducted almost exclusively outside of the United States. We consequently are subject to a number of significant risks associated with foreign operations. Our operating profits may be negatively affected by changes in the value of local currencies in the countries in which operations are conducted or products are sold, by hyperinflationary conditions, or recession such as those which have occurred in the past in several of such countries. Other risks and considerations include: (1) the effect of foreign income and withholding taxes and the U.S. tax implications of foreign source income and losses; (2) the possibility of expropriation or confiscatory taxation or price controls; (3) adverse changes in local investment or exchange control regulations; (4) difficulties inherent in operating in less developed legal systems; (5) political instability, government corruption and civil unrest; and
(6) potential restrictions on the flow of international capital. In many developing countries, such as Chile and Peru where our business is conducted, there has not been significant governmental regulation relating to the environment, occupational safety, employment practices or other business matters routinely regulated in the United States. As such economies develop, it is possible that new regulations may increase the expense and risk of doing business in such countries. In addition, social legislation in Chile may result in significantly higher expenses associated with terminating employees or distributors or closing manufacturing facilities.



     WE ARE SUBJECT TO RESTRICTIONS ON REPATRIATION WITH RESPECT TO INVESTMENTS. Equity investments in Chile by persons who are not Chilean residents may not be freely repatriated for one year starting after the date the funds were brought into Chile. After one year, equity investments may be freely repatriated only if the investment is channeled through the Formal Exchange Market (Mercado Cambiario Formal) pursuant to an investment contract entered into with the Chilean government under Decree-Law No. 600 of 1974, as amended.

                                USE OF PROCEEDS



     The gross proceeds from the sale of the 1,200,000 shares of class A common stock and 1,200,000 warrants offered will be approximately $6,150,000, assuming an initial public offering price of $5.00 per share of class A common stock and $.125 per warrant. The net proceeds will be approximately $5,000,000 after giving effect to (1) the representative's discounts ($615,000), (2) a 3% non-accountable expense allowance to the representative ($184,500), and (3) offering costs and expenses of approximately $351,000, but without giving effect to the exercise of the over-allotment option.



     Approximately 30% of our proceeds will be used for reduction of a portion of debt due to Banco Do Brasil, Banco Santander, Banco Sudamericano, Corpbanca and Hemisphere National Bank which have maturity dates throughout 2006. The interest rates for these debts range from 9.259% to 13.8%. As of June 30, 1999 $2,151,509 was outstanding under these debt obligations. Approximately 25% of our proceeds will be used for working capital, which includes (1) marketing;
(2) overhead; (3) administrative expenses; (4) general corporate purposes; and
(5) possible payment to the shareholders of Profeed, Inc., for the acquisition of the Tepual(Trademark) and Inual(Trademark) brands. The Tepual(Trademark) and Inual(Trademark) brands are held by Profeed, Inc., which is equally owned and controlled by Max, Paulina and Andrea Rutman. We will acquire Profeed, Inc. by purchasing all of the issued and outstanding shares of Profeed, Inc. for an aggregate of $1.3 million. We will pay the shareholders of Profeed, Inc. $400,000 from the proceeds of this offering. The balance shall be paid, at the board of directors' option, out of: (1) 5% of our gross revenues per quarter, but in no event greater than 20% of our net income per quarter, from the sale of products sold under the Tepual(Trademark) and Inual(Trademark) brands; (2) third party financing; or (3) working capital. Approximately 95% of our proceeds will be used in Chile.



     We intend to use the net proceeds of this offering, during the twelve months following the effective date, approximately as follows:



ANTICIPATED USE OF NET PROCEEDS                               APPROXIMATE AMOUNT    PERCENTAGE OF PROCEEDS
-----------------------------------------------------------   ------------------    ----------------------
Reduction of Bank Loans....................................       $1,500,000                  30.0%
Purchase of Brands.........................................          400,000                   8.0
Development of Red Tide Kits...............................          700,000                  14.0
Development of Immune Stimulants...........................          550,000                  11.0
Research and Development of Poultry Vaccines...............          450,000                   9.0
Repayment of Bridge Loans(1)...............................          150,000                   3.0
Working Capital............................................        1,250,000                  25.0
                                                                  ----------                ------
     Total.................................................       $5,000,000                 100.0%
                                                                  ----------                ------
                                                                  ----------                ------


------------------

(1) Between April and May 1999 we received loans in the aggregate amount of $150,000 from third party accredited investors. These loans are evidenced by promissory notes bearing interest at 8% per year with maturity dates ranging from October 31, 1999 through January 1, 2001.



     Our anticipated use of net proceeds are based upon our current status of operations and anticipated business plans. It is possible that the application of funds may vary depending on numerous factors including, but not limited to, changes in the economic climate or unanticipated complications, delay and expenses. We currently estimate that the net proceeds from this offering will be sufficient to meet our liquidity and working capital requirements for the next 12 months. However, there can be no assurance that the net proceeds of this offering will satisfy our requirements for any particular period of time. Additional financing may be required to implement our long-term business plan. There can be no assurance that any such additional financing will be available when needed on terms acceptable to us, if at all. Pending use of the proceeds of this offering, we may make temporary investments in bank certificates of deposit, interest bearing savings accounts, prime commercial paper, U.S. Government obligations and money market funds. Any income derived from these short term investments will be used for working capital.



     We have wide discretion in the use of our proceeds. We reserve the right to use the funds obtained from this offering for other purposes not presently contemplated which we deem to be in our best interest and the best interest of our shareholders. As a result, our success will be substantially dependent upon the discretion and judgment of our management. The application and allocation of the net proceeds of the offering are determined by discretion and judgment of our management.

                                DIVIDEND POLICY

     While Tepual has previously paid dividends to its shareholders, we do not anticipate paying dividends in the foreseeable future.

                                    DILUTION



     At June 30, 1999, we had a net tangible book value of $590,384 or approximately $.33 per share of outstanding class A and B common stock after giving effect to the stock issuances. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the receipt of the estimated net proceeds from our sale of the 1,200,000 shares of class A common stock offered hereby, at an assumed initial public offering price of $5.00 per share of class A common stock (after deducting underwriting discounts and estimated offering expenses payable by us), the net tangible book value of us at June 30, 1999, would have been approximately $5,590,384 or $1.87 per share of common stock. This would represent an immediate increase in the net tangible book value per share of common stock of $1.54 to existing shareholders and an immediate dilution of $3.13 per share to new investors purchasing shares of class A common stock in the offering. Dilution is determined by subtracting net tangible book value per share after the offering from the offering price to investors.


     The following table illustrates this per share dilution:


Initial offering price per share of class A common stock........................................   $5.00
Net tangible book value per share of Class A and B common stock before the offering.............   $ .33
Increase attributable to new investors..........................................................   $1.54
Proforma net tangible book value after the offering.............................................   $1.87
Dilution to new investors.......................................................................   $3.13
Percentage of dilution to new investors.........................................................   63.00%



     The following table summarizes the number of shares of common stock purchased from the Company, the total consideration paid and the average price per share paid by (1) existing shareholders of the Company at June 30, 1999 and
(2) new investors purchasing shares of class A common stock in this offering, before deducting the underwriting discounts and our estimated offering expenses.



                                                     SHARES PURCHASED           CONSIDERATION PAID       AVERAGE PRICE
                                                  -----------------------    ------------------------         PER
                                                    NUMBER     PERCENTAGE      AMOUNT      PERCENTAGE        SHARE
                                                  ----------   ----------    ----------    ----------    -------------
Existing Shareholders(1).......................    1,786,294      59.82%     $  441,388        6.85%         $0.25
New Investors(2)...............................    1,200,000      40.18       6,000,000       93.15          $5.00
                                                  ----------     ------      ----------      ------          -----
  Total........................................    2,986,294     100.00%     $6,441,388      100.00%         $2.16
                                                  ----------     ------      ----------      ------          -----
                                                  ----------     ------      ----------      ------          -----


------------------


(1) Gives effect to the stock purchases, including 51,000 shares issued on our formation in March 1999 and 35,294 shares of class A common stock issued in April and May, 1999 in connection with the bridge financing.



(2) Represents 1,200,000 shares of class A common stock, but does not include
    (i) the sale of 1,200,000 warrants offered hereby or (ii) the issuance and exercise of the representative's warrants.

                                 CAPITALIZATION



     The following table sets forth as of June 30, 1999, the capitalization of our actual, and as adjusted for, issuance and sale of the 1,200,000 shares of class A common stock (assuming an initial public offering price of $5.00 per share of class A common stock) after deducting estimated offering expenses and underwriting discounts and the initial application of the proceeds.



                                                                                                           AS
                                                                                          ACTUAL      ADJUSTED(1)
                                                                                        ----------    -------------
Long-term Debt.......................................................................   $  408,642     $   408,642
Stockholders' equity:
  Class A common stock ($.0001 par value)
     20,000,000 shares authorized; 86,294 shares issued
     and outstanding (actual) and 1,286,294 (as adjusted)(1).........................            9             129

  Class B common stock ($.0001 par value)
     2,000,000 shares authorized; 1,700,000 shares issued
     and outstanding (actual) and 1,700,000 (as adjusted)(1).........................          170             170

  Preferred Stock, $.0001 par value; 5,000,000 shares
     authorized; no shares issued and outstanding (actual)
     and as adjusted.................................................................          -0-             -0-

Additional paid-in capital...........................................................      441,209       5,441,089 (2)
Retained earnings....................................................................    1,678,723       1,678,723
Cumulative translation adjustment
  from the Chilean pesos into U.S. dollars...........................................     (211,364)       (211,364)
                                                                                        ----------     -----------
Total stockholders' equity...........................................................   $1,908,747     $ 6,908,747
                                                                                        ----------     -----------
Total capitalization.................................................................   $2,317,389     $ 7,317,389
                                                                                        ----------     -----------
                                                                                        ----------     -----------


------------------

(1) Gives effect to the issuance of 1,200,000 shares of class A common stock and the receipt of the net proceeds from the sale of 1,200,000 warrants.


(2)  Reconciliation:    Issuance of 1,200,000 shares at $5.00 .........  $6,000,000
                        Issuance of 1,200,000 warrants at $.125 .......     150,000
                        Less offering costs ...........................    (350,500)
                        representative's discounts ....................    (615,000)
                        3% non-accountable expense to representative...    (184,500)
                                                                         ----------
                        Total Proceeds ................................  $5,000,000
                        less 1,200,000 shares at $.0001 par value .....         120
                                                                         ----------
                                                                         $4,999,880
                        Plus actual additional paid in capital ........     441,209
                                                                         ----------
                        Total .........................................  $5,441,089

                                 EXCHANGE RATES



     Unless otherwise specified, references to U.S. dollars, dollars, $, or U.S.$ are to United States dollars and references to pesos or Ch$ are to Chilean pesos, the legal currency of Chile, and peso-denominated monetary unit. As of June 30, 1999, the exchange rate was one (1) U.S. dollar to 518.90 pesos. No representation is made that the peso or U.S. dollar amounts shown in this prospectus could have been or could be converted into U.S. dollars or pesos, as the case may be, at such rate or at any other rate.



     Chile's Ley Organica Constitucional del Banco Central de Chile No. 18.840, the Central Bank Act of Chile, enacted in 1989, liberalized the rules that govern the ability to buy and sell foreign exchange. Prior to 1989, the law permitted the purchase and sale of foreign exchange only in those cases explicitly authorized by the Central Bank of Chile. The Central Bank Act now provides that the Central Bank of Chile may determine that certain purchases and sales of foreign exchange may be exercised by the banks and other entities so authorized by the Central Bank of Chile.



     The following table sets forth the annual high, low, average and year-end observed exchange rate for U.S. dollars for each year starting in 1997 as reported by the Central Bank of Chile. The table reflects the actual high and low exchange rates on a month-to-month basis for each period and the average monthly rates during the period.



                                                       EXCHANGE RATES
                                                         OF Ch$ PER
                                                           U.S.$
                                                ---------------------------
                    YEAR                         LOW       HIGH     AVERAGE
                    ----                        ------    ------    -------
1997.........................................   411.85    439.81     419.31
1998.........................................   439.18    460.33     465.25
1999 (first quarter).........................   472.41    501.15     487.30
1999 (second quarter)........................   472.41    518.90     491.26



Source: Central Bank of Chile

                             SELECTED FINANCIAL DATA


     The statement of operations data as set forth below for the years ended December 31, 1997 and 1998 and the balance sheet data at December 31, 1997 and 1998, have been derived from our Combined Financial Statements and Notes, which have been audited by Spear, Safer, Harmon & Co., P.A., independent auditors, whose report is included in this prospectus. The statement of operations data for the six months ended June 30, 1999 and 1998, and the balance sheet data at June 30, 1999 are derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and included all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of our financial condition and results of operations for such periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of results to be expected for any other interim period or the entire year. The following financial data should be read in conjunction with the consolidated financial statements and notes and management's discussion and analysis of financial condition and results of operations included in this prospectus.



                                                                 SIX MONTHS ENDED          PROFORMA SIX            PROFORMA
                                 YEARS ENDED DECEMBER 31,           JUNE 30,               MONTHS ENDED           YEAR ENDED
                                 ------------------------    ------------------------    ----------------    --------------------
STATEMENT OF OPERATIONS             1997          1998          1998          1999       JUNE 30, 1999(1)    DECEMBER 31, 1998(1)
------------------------------   ----------    ----------    ----------    ----------    ----------------    --------------------
                                                                   (UNAUDITED)
Revenues......................   $5,238,299    $6,873,512    $3,201,998    $2,963,040       $2,963,040           $  6,873,512
Cost of Operations............    3,571,678     4,853,553     2,393,983     1,968,756        1,968,756              4,853,553
Selling and Administrative
  Expenses....................    1,185,000     1,429,049       707,264       846,170          996,170              1,729,049
Other Income (Expenses).......      (93,220)     (224,325)      (89,133)      (49,250)         (49,250)              (224,325)
Net Income....................      388,401       366,585        11,618        98,864          (51,136)                66,585
Net Income per common share...         0.23          0.22           .01           .06             (.03)                   .04
Weighted average common shares
  outstanding.................    1,700,000     1,700,000     1,700,000     1,739,882        1,739,882              1,700,000

                                                                                                        JUNE 30, 1999
                                                                             PERIOD ENDED          ------------------------
                                                                              DECEMBER 31,                            AS
                                                                        ------------------------      ACTUAL       ADJUSTED
BALANCE SHEET DATA                                                        1997          1998       (UNAUDITED)   (UNAUDITED)(2)
------------------------------                                          ----------    ----------    ----------   --------------
Working capital......................................................   $  617,413   $  984,937    $  (753,954)     $ 4,256,046
Total assets.........................................................    5,180,304    6,911,750      7,708,093       10,658,093
Total long-term liabilities..........................................      355,014      478,813        408,642          408,642
Total liabilities....................................................    2,348,531    3,678,546      5,799,346        3,749,346
Stockholders' equity.................................................    2,831,773    3,233,204      1,908,747        6,908,747


------------------

(1) Assumes the president and chief financial officer received an annual base salary of $200,000 and $100,000, respectively, for the periods indicated.



(2) Adjusted to reflect the sale of 1,200,000 shares of class A common stock including receipt of net proceeds from the sale of 1,200,000 warrants offered, excluding the exercise of our warrants and the exercise of representative's warrants and the over-allotment option.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS


GENERAL


     Management's discussion and analysis contains various "forward looking statements" within the meaning of the Securities Act of 1933 and the Securities and Exchange Act of 1934. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or use of negative or other variations or comparable terminology.


     We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contained in the forward-looking statements, that these forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.



OVERVIEW



     We generate substantially all of our revenues from the sale of certain products such as fish meal, feather meal and krill meal which we purchase from third parties under our own brand for resale to our customers throughout the world. As of December 31, 1998, we have sold two of our automatic control systems for fish meal processing, certain immune stimulants on a testing basis, as well as vaccines which we have developed. Management anticipates that we will sell three more automatic control systems, however, we cannot provide any assurances that such sales will take place.



SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

RESULTS OF OPERATIONS

     Gross revenues for the six months ended June 30, 1999 decreased $238,458 from the six months ended June 30, 1998 from $3,201,998 to $2,963,040, a decrease of approximately 7%. This is primarily due to the translation exchange rate. Sales have remained relatively constant between the periods.



     Cost of operations decreased from $2,393,983 in the six months ended June 30, 1998 to $1,968,756 for the six months ended June 30, 1999. This decrease of $425,227 (18%) was directly related to management's efforts to control costs. Further, we sold more fish meal, as opposed to feather meal, during this period, which requires less costs. Our cost of operations will continue to fluctuate on a quarterly basis based upon the price of feather or fish meal.



     Selling and administrative expenses for the six months ended June 30, 1999 increased $138,906 in comparison to the six months ended June 30, 1998 from $707,264 to $846,170, an increase of approximately 20%. This increase is principally attributed to an increase in staff relating to the production of poultry vaccines in Chile. For the immediate future, we will continue to incur costs in excess of revenues associated with the expansion of our poultry vaccine business.



     Other income (expenses) decreased from $(89,133) at June 30, 1998 to $(49,250) at June 30, 1999, a decrease of $39,883 or approximately 45%. The decrease is due to an increase in tax credits based on the export of certain commodities.



     Net income for the six months ended June 30, 1999 was $98,864 compared to $11,618 for the six months ended June 30, 1998, an increase of $87,246 or approximately 751%, as a result of the above.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR END DECEMBER 31, 1997



RESULTS OF OPERATIONS


     Gross revenues for the year ended December 31, 1998 increased $1,635,213 over the year ended December 31, 1997 from $5,238,299 to $6,873,512, an increase of approximately 31%. The increase in gross revenues may be attributed to our broader base trading activities during 1998 as compared to 1997, which included the additional products of feather meal and krill meal. In addition, during 1998, we sold two automatic control systems for approximately $800,000 which accounted for approximately 50% of the increase in gross revenues. In particular, during 1997 we were unable to purchase fish meal products to trade and broker due to the effects of El Nino and Chilean laws restricting fishing. Prior to 1997, we purchased a portion of our krill products from Russian and Polish fleets, however, due to political situations in those countries in 1997, the fleets did not travel to Antarctica and thus there was no krill available. During this time we also began to trade poultry feather meal. In 1997, the selling price of feather meal was much less than in 1998 because it was a new product and we offered it at a reduced price to generate demand. In 1998, prices were increased as demand increased.

     Cost of operations increased from $3,571,678 in 1997 to $4,853,553 in 1998. This increase of $1,281,875 (36%) is attributable to the additional product sold in our fish, feather and krill meal business. In particular, there were increased costs associated with the purchase of feather meal from Brazil which led to increased shipping costs and import tariffs.


     Selling and administrative expenses for the year ended December 31, 1998 increased $244,049 in comparison to the year ended December 31, 1997 from $1,185,000 to $1,429,049, an increase of approximately 21%. During 1998, we began selling more poultry feather meal which was purchased from Brazil. As a result, we incurred more selling expenses including cost of travel to and from Brazil. In addition, we hired a new chief financial officer in 1998, thus increasing administrative salaries.



     Other expenses increased from ($93,220) for the year ended December 31, 1997 to ($224,325) for the year ended December 31, 1998, an increase of $131,105 or approximately 141%. The increase is due to (i) the reduction in royalty income for use of one of our products; (ii) increase in interest expense and
(iii) gain on sale of fixed assets. Interest expense increased as a result of the increase in average outstanding loan balances.


     Net income for the year ended December 31, 1998 was $366,585 compared to $388,401 for the year ended December 31, 1997, a decrease of $21,816 or approximately 6%, as a result of the above.


LIQUIDITY AND CAPITAL RESOURCES



     To date, our liquidity has been principally supplied by bank financings and internal cash generated from existing operations. In April and May 1999, we received loans from six (6) third party investors for an aggregate $150,000. These loans are evidenced by promissory notes bearing interest at 8% per annum. As additional consideration, the third party investors received an aggregate of 35, 294 shares of our class A common stock.



     At June 30, 1999, accounts receivable decreased by $95,560 to $2,886,114 from $2,981,674 at December 31, 1998. This decrease is a result of certain outstanding invoices being paid during the period. Payment terms and conditions, which among other factors, are dependent on the customer, credit histories, economic conditions and country payment standards. In particular, approximately $120,000 is owed from the sale of the two automatic control systems. Management anticipates we will receive payment of the balance due for these two automatic control systems by September 30, 1999. However, under the terms of sale, each customer was given a period of time beyond installation of the equipment for testing before final payment was due. Further, management has provided extended terms up to six months to several of its fish meal and feather meal customers.



     On June 30, 1999, we had outstanding receivables of $2,886,114 of which $111,782 were in excess of six months old. Half of the amount outstanding in excess of six months is payable on a yearly term and therefore not delinquent. We believe that we can collect substantially all these receivables. We believe that many of the extended receivables are consistent with the payee's payment policies.

     At June 30, 1999, inventory increased $31,217 to $793,086 as compared to $761,869 at December 31, 1998. This increase is due to purchases in excess of sales in the second quarter of 1999.



     At June 30, 1999, other assets increased by $442,991 to $2,185,395 from $1,742,404 at December 31, 1998. This increase is due to advances made to vendors, in particular, a krill fishing operation for which we have entered into an agreement for the exclusive rights to all of the vessel's krill products and right to perform certain research and development on board the vessel located in Antarctic waters. In order to make these advances, we borrowed approximately $800,000 from Banco Do Brasil, thus increasing our current obligations with banks.



     Accounts payable increased $309,696 from $990,749 at December 31, 1998 to $1,300,445 at June 30, 1999. This is due to purchases made in the period which were on extended payment terms of up to four months.



     Long term debt has decreased from $478,813 at December 31, 1998 to $408,642 at June 30, 1999, a decrease of $70,171. This decrease is due to timely payments on our outstanding loans.



     Under employment agreements with two of our executive officers we are required to pay annual salaries of $300,000 plus up to an additional $120,000 in bonuses. We have a 10 year consulting agreement with one of our directors for an annual fee of $30,000 and a two year consulting agreement with the representative of the underwriters of this offering for $60,000 per annum commencing with the closing of this offering. We will also enter into a two year lease agreement with Andean Financial Corporation for $30,000 per annum, to use a portion of Andean Financial Corporation's facilities in Boca Raton, Florida, for our corporate U.S. offices. The sole shareholder and director of Andean Financial Corporation is one of our directors. We have facility lease agreement payments for approximately $220,000 for the next 12 months.



     We shall acquire Profeed, Inc. for $1.3 million, as evidenced by the increase in due to shareholder because of payable due to the related party nature of the transaction, of which $400,000 will be paid to its shareholders at closing and the balance, under the discretion of the board of directors, out of:
(1) 5% of the gross revenues per quarter, but in no event greater than 20% of the net income per quarter, of the sale of products sold under the Tepual(Trademark) and Inual(Trademark) brand names; (2) third party financing; or (3) working capital.



YEAR 2000 ISSUE



     Many currently installed computer systems and software are coded to accept only two digit entries in the date code fields. These date code fields will need to accept four-digit entries to distinguish whether "00" means 1900 or 2000. This problem could result in system failures or miscalculations causing disruptions of business operations (including, among other things, a temporary inability to process transactions, send invoices or engage in other similar business activities). As a result, many companies' computer systems and software will need to be upgraded or replaced in order to comply with year 2000 requirements. The potential global impact of the year 2000 problem is not known. If year 2000 problems are not corrected in a timely manner, they could affect us.



     We have formed a project team to address internal year 2000 issues. Our internal financial and other computer systems have been reviewed to assess and remediate year 2000 problems. Our assessment of internal systems includes our information technology systems as well as other systems which include embedded technology in equipment containing microprocessors or other similar circuitry. Our year 2000 compliance program includes the following phases:



          o identifying systems that need to be modified or replaced;



          o carrying out remediation work to modify existing systems or convert to new systems; and



          o conducting validation testing of systems and applications to ensure compliance.



     The amount of remediation work required to address internal year 2000 problems is expected to be minimal. Our use of operational systems, personal computers and software is limited. We installed our personal computers and hardware in June 1999. We are in the process of implementing a new operational system and installing new software provided by Softland, a Chilean computer company. We believe that this equipment and software was designed to address year 2000 issues and does not have to be modified in order to function properly in the year 2000.



     Our automatic control systems utilize software designed by Advantage, a U.S. company and software and hardware designed by Opto 22, a U.S. Company. This software and hardware is certified as year 2000 compatible.



     Our present and future costs to address year 2000 issues should be minimal. However, there can be no assurance that these estimates are correct or that future costs, if any, will not be materially greater than anticipated.



     In addition, we are in the process of surveying our major suppliers throughout our business lines and evaluating their plans to address potential year 2000 issues. We anticipate that this evaluation will be completed by December 31, 1999. We will rely primarily on our suppliers' commitments to accomplish this task but have no contractual commitments from the suppliers regarding year 2000 issues. It is impossible to fully assess the potential consequences in the event interruptions from supplier occur or in the event that there are disruptions in infrastructure areas such as utilities, communications, transportation, banking or government.



     We have also sent questionnaires to our customers requesting that they notify us of their plans to address year 2000 issues. We have informed all of our customers that if they do not respond by October 31, 1999, we will take necessary actions to insure that their possible problems with year 2000 issues do not effect us. We are prepared to suspend transactions with our customers that do not respond to our questionnaire.



     Based on our assessments to date, we believe we will not experience any material disruptions as a result of year 2000 problems in internal processes, information processing, and interfaces with major customers or with processing orders and billing. However, our ability to timely ship products to our customers wold be disrupted if suppliers or other third-party providers, such as those providing electricity, water or telephone services, experience difficulties in providing product or services to us. These difficulties could seriously harm our business. In addition, if our information technology systems are not year 2000 compliant, we would have to devote significant resources to correct such problems and we may be unable to process customer orders, which could lead to shipment delays. Assuming no major disruption in service from suppliers or other third parties, we believe that we will be able to manage our total year 2000 transition without any material effect on our results of operations or financial condition.



     We have also developed a contingency plan for the following areas as follows:



     (1) Administration and accounting. We have retained back-up files of all material information. Softland, provider of our new operational system and software, has agreed to support and help us if we have any problems in relation to the year 2000.



     (2) Automatic control. We have retained back-up files for all hardware and software for our automatic control systems in operation. We also have commitments from Advantage and Opto 22 to support and help us in the event of any problems in relation to the year 2000.

                                    BUSINESS

GENERAL


     Bio-Aqua Systems, Inc. was organized in March 1999 as a holding company to acquire a 99.9% interest in Tepual, S.A., a Chilean corporation established in 1982 with its principle offices in Santiago, Chile. Before the effective date, Tepual, S.A. is owned 90% by Flagship Import Export Corporation, a company wholly-owned by Max Rutman and 10% owned by Atik, S.A., a company owned by Paulina Rutman and Andrea Rutman.



     Since inception, our major source of revenue has been generated through the branded sale of various products for animal nutrition, including fish meal, feather meal and krill. These products are sold worldwide as a nutrient additive for fish, poultry and livestock raised for human consumption with the recognition that there is a direct correlation between the health of the animals raised for human consumption and the consumer. We sell these nutrient products under the Tepual(Trademark) and Inual(Trademark) brands. These brands are held by Profeed, Inc., a Bahamian company, equally owned by Max Rutman, Andrea
Rutman and Paulina Rutman. We will acquire 100% of the issued and outstanding shares of Profeed, Inc. at the effective date.



     Our success in this area has been predicated on our ability to certify to nutrient levels and ecological standards of fish and feather meals. For our fish, feather and krill meal business we have more than 100 customers in approximately 25 countries.


     Recently, by virtue of our relationships with our suppliers and customers, we have identified specific problems relating to farmed fish and poultry. Together with cooperative relationships with academic, private and government research institutions, we have engaged in research and development programs to find commercially viable solutions for feed and food producers as follows:


     -- automatic control for fish meal processing



     -- salmon and shrimp immune stimulants



     -- poultry vaccines



     -- red tide detection and cleansing process


     Our strategy is to continue to expand as a niche participant in the worldwide specialized animal feed and immunology market by capitalizing on the commercialization of our research and development expertise.

     Our U.S. offices are located at 1900 Glades Road, Suite 351, Boca Raton, Florida 33431, and our telephone number is (561) 416-8930. Our offices in Chile are located at General Ekdhal 159, Santiago, Chile, and our telephone number is 011 (562) 777-0262. Our fiscal year end is December 31.

BACKGROUND


     Tepual, organized in 1982 as a Chilean limited partnership, was incorporated in 1996 when Tepual began commercial operations which capitalized on research and development projects initiated by Inual, a Chilean company. Inual, wholly owned by Max Rutman and Paulina Rutman, was organized in 1973. Inual is currently a non-operating entity, with no assets. Prior to 1985 Tepual and Inual generated revenues through grants from various government entities and private foundations. These grants decreased starting in 1985, due in part to privatization in Chile and an overall decrease in grants from private foundations. We expanded our brokerage division to replace the revenues lost from the decrease in the aforementioned grants to aid in the continuous funding required to support our research and development department.


     As our brokerage business began to grow, we developed relationships which have given us a first hand view of the biological and processing factors that affect the business of our customers and suppliers. Through years of research and development we have developed and are developing commercially viable solutions to these biological and processing factors in automatic control for fish meal processing, salmon and shrimp immune stimulants, poultry vaccines and red tide detection and cleansing process. Through our work on nutrient quality, we have developed a unique automatic control processing system which facilitates the production of the highest nutrient level fish meal while avoiding toxicity for the fish meal industry. Through research in animal health we have developed poultry vaccines and salmon immune stimulants. Through research in marine toxins, we have developed new and potential methods for detecting and cleansing toxins found in red tide.


     We will consolidate ourselves on the effective date through the following transactions:



     1. Two stock purchase agreements shall be simultaneously effectuated whereby (a) Flagship Import Export Corporation shall purchase 1,529,910 shares and Atik S.A. shall purchase 169,990 shares, totaling 1,699,900 shares of class B common stock for $3,540,390, and (b) Bio-Aqua shall purchase Flagship Import Export Corporation's and Atik S.A.'s 99.9% in Tepual for $3,540,290 and Tepual shall then become our majority owned (99.9%) subsidiary. The remaining 15 shares of Tepual stock will continue to be owned by Max Rutman, through his ownership interest in Flagship Import Export Corporation (Chilean law requires that a Chilean corporation be owned by not less than two shareholders).



     2. We will acquire the rights to the Tepual(Trademark) and Inual(Trademark) brands by purchasing all of the issued and outstanding shares of Profeed, Inc., for an aggregate of $1,300,000.




OVERVIEW



     As we approach the millennium, our environment is fraught with a myriad of ecological and health problems which effect the entire world population. These problems stem from changing weather patterns (El Nino), pollution of the atmosphere and water, and new and localized strains of viral and bacterial disease. Together each of these factors has placed an enormous strain on our ability to produce, by farming or otherwise, a supply of food that is healthy, nutritional and not exorbitant in cost. It is in the context of this worldwide problem that companies such as ourselves have and must continue to develop commercially viable solutions in the areas of animal nutrition and health, as well as fish meal processing.


     The changing weather patterns, among other things, have caused severe droughts in many areas, which has affected the farming of essential food products. Overall global warming has had a negative impact on the fishing industry, reducing the amount and size of fish caught. These problems have presented a niche market for the sale of our automatic fish meal processing systems, which automatically produces fish meal with the highest nutrient levels at the lowest cost. Additionally, as fishing waters have been depleted, we began seeking viable alternatives and began selling feather meal as a partial replacement for fish meal. The sale of these products, led to the formation of relationships with local poultry producers which led us to the development of vaccines for certain diseases found in Chilean and Peruvian poultry. The production and sale of these vaccines has a direct impact on the population of both countries by ensuring that production levels are maintained and disease free poultry is produced.

     The cultivation and farming of fish has become an important element in the world's food supply. Farmed fish are subject to diseases, which on occasion have wiped out an entire two years production of farmed salmon. Our immune stimulant, as it relates to salmon farming, in test results we have conducted, has reduced the mortality rate from approximately 30% to between 8% and 10%. Since these tests were conducted by ourselves on a limited basis, there cannot be any assurances that such test results will be indicative of future commercial results.


     Red tide has affected the waters of every coastal country in the world and has intensified over the past two decades. The Chilean coastline has produced significant amounts of shellfish which on occasion has been effected by red tide. In 1992 we began an intensive research and development program designed to provide solutions to certain forms of red tide. As a result of this research and development we have developed the following: (1) detection systems to test shellfish for certain red tide toxins, and (2) a system to cleanse shellfish by lowering certain toxin levels.


     We will continue to utilize research and development skills of our own scientists and those of various consultants from the world of academia, government and private industry, as well as the proceeds from this offering to develop viable solutions to problems relating to the food chain, caused by today's ever changing world, that one way or another affects all of humanity.

BUSINESS STRATEGY


     Our strategy is to continue to expand as a niche participant in the specialized animal feed and immunology market worldwide. We intend to continue to turn our research and development in automatic processing controls, immune stimulants, poultry vaccines and red tide detection and cleansing systems into commercially viable profit centers. In addition to our internal staff, we will continue the use of outside consultants, laboratories, universities and governmental research facilities worldwide to consult on specific projects. In the majority of bio-technical companies an inordinate amount of funds are initially expended on research and development, however, we have already accounted for the majority of our research and development costs. Pursuant to the use of proceeds from this offering approximately 35% of the proceeds will be used for the further development of certain immune stimulants, vaccines, and red tide detection and cleansing systems. Further, as we have done in the past and should the need arise, we will seek strategic partnerships for the production and marketing of our products.


OVERVIEW OF OUR OPERATIONS



     Principal executive management, financing, marketing and operations support functions are conducted at the Company's Santiago, Chile headquarters. Upon closing we will maintain an office in Boca Raton, Florida which will be used for shareholder relations as well as conducting and assisting with U.S. business matters.



     Our experience within the animal feed industry and the strong linkage between the animal feed market and nutrition, health and research created an opportunity and natural transition to commence research and development in areas such as automatic control, poultry vaccines, immune stimulants and red tide. Attempting to alleviate the problems that effect our suppliers and customers, our numerous research and projects have led to the development of automatic control processing for fish meal, viral vaccines for localized poultry disease, immune boosters to be applied in the salmon industry (which may be applied to the farm shrimp industry) and red tide toxin diagnostic and cleansing kits.



BROKERAGE BUSINESS



     We believe that we may be the only broker/purveyor in the world that incorporates technical knowledge in the field of fish meal, feather meal and krill meal. We not only trade these products, but more importantly, have a selection procedure based on our knowledge and laboratory testing so as to provide the correct nutrient blended product on a market by market basis. In addition, we have and will continue to send our technical staff to the producers of these products in order to assure quality control and to advise them on how to produce the Tepual(Trademark) and Inual(Trademark) branded products.



  Fish meal sales


     Fish meal is a powder obtained from cooking, drying and grinding raw fish. Fish meal is a rich protein source and an essential ingredient in feedstuffs in pet food, animal feed and fish feed. Depending upon the customer and its use, the nutrient levels of fish meal are extremely important.


     Our locations in Chile and Peru place us within close proximity to one of the largest sources of fish meal in the world. Chile and Peru (which borders Chile) are responsible for over one-fourth of the fish meal produced worldwide and for 65% of all fish meal exported. The International Fishmeal and Oil Manufacturers Association (IFOMA) reported 4,749 thousand tons (TT) or $1.5 billion of fish meal was produced and sold in 1998. We have developed and maintained long term relationships with Chilean and Peruvian fish meal processing companies that benefit our brokerage and trading which to date, account for a substantial amount of our revenues.



     Through our Tepual(Trademark) and Inual(Trademark) brands we certify that the fish meal we sell has the highest possible nutrient levels and lowest toxicity levels. Our Tepual(Trademark) and Inual(Trademark) brands are recognized internationally, providing us with a worldwide customer base. There are many suppliers of fish meal in Chile and Peru. We are only limited by our certification standards, in our ability to use all of these production sources.



     Currently we purchase our fish meal from ten fish meal producers in Chile and five fish meal producers in Peru. All of these companies adhere to our certification standards. There are approximately 165 other fish meal producers in Chile and Peru of whom we could also use to satisfy our fish meal supply needs, assuming that these producers can meet our high nutrient and low toxicity standards.



  Additional products


     Due to El Nino and fishing restrictions, resulting in a lack of fish meal, we began researching alternative sources of animal feed protein. This research resulted in the application of chicken feathers and krill as a rich source of protein.


  Feather meal sales



     We began selling chicken feather meal in 1997. Feather meal is a rich source of protein and therefore, we have found that feather meal can be a partial replacement for fish meal. Today we are selling feather meal to animal feed producers in Chile and other countries. We initially researched the potential value of this poultry byproduct when fish meal prices increased significantly. Since we introduced feather meal as a source of protein, this product has become an acceptable alternative for feed producers. In 1997 we began (and continue today) to process and certify feather meal. Today we sell approximately 600 tons of feather meal per month with Chile and Brazil providing us with sources for our feather meal. Our principal customers are: Alitec, Alimentos Technicos Limitada, Biomaster S.A. and Ecofeed. These customers are farmed salmon feed producers and are all located in Chile.


     Although present feather meal sales are limited, we believe that as this product gains wider acceptance it may replace up to 5% to 10% of the fish meal market worldwide. We believe, that regardless of the future price of fish meal, there will remain a commercially viable market for feather meal due to its excellent quality and nutritional value.


     Our supply of feathers comes from approximately five poultry farms in Brazil. These feathers are a byproduct of the poultry industry. We believe our supply of feathers is unlimited.



  Krill


     Krill are tiny shrimp-like creatures found in the Antarctic waters. We have found that krill, in addition to being a source of protein, has additional nutritional values. Krill may be used as an additive to feed to improve taste and as a color enhancer. Due to its nutritional and other benefits, we believe that krill will be widely used and in high demand throughout the shrimp and salmon feed industries.

     We have initiated a research and development program to blend krill with certain agricultural products, mainly as a complement to vegetable proteins, to produce a cost effective product with nutrient levels similar to or higher than quality fish meal. Krill meal also provides pigmentation (red coloring) to salmon. As of March 31, 1999, the cost of producing krill meal is approximately $700 per metric ton and it is sold for approximately $1,300 per metric ton. We believe that in the future the cost of producing krill meal will decrease which will allow krill meal to compete with fish meal. We also believe that the price of fish meal will increase in the future due to possible shortages in aquaculture supply (such as mackerel and anchovies). In the future we may also expect an increase in krill meal production and an improvement in krill meal processing, which would likely contribute to a drop in the price of krill meal. Under these scenarios krill meal would become an important ingredient for the animal feed industry. Accordingly, we believe our present involvement with krill will provide us with an opportunity to become significantly involved in the krill meal business.


     We have begun to open markets in countries throughout Europe, Asia and Japan and to insure a consistent supply of krill Tepual has entered into a joint venture with Kelor Trading, Ltd., an Irish fishing company. Under this agreement Tepual has provided financing for Kelor Trading's krill fishing operations. This financing is for the preparation of a Kelor Trading vessel to operate in Antarctic waters. Tepual has agreed to lend Kelor Trading up to $2 million, repayable over 18 months at an interest rate of 13.5%, and provide specialized krill fishing technology, machinery and equipment for a Kelor Trading vessel in return for the exclusive rights to broker 100% of Kelor Trading's sales of krill and related products and conduct research and development projects on Kelor Trading's vessels. As of June 30, 1999, Tepual has lent Kelor

Trading approximately $860,000. Kelor Trading has agreed to pay Tepual a brokerage commission of 3% over the F.O.B. sales and $20.00 per ton of krill meal and 5% for krill oil. This agreement gives Tepual the right to utilize Kelor Trading's krill fishing operations and facilities to perform research and development relating to krill. The use of Kelor Trading's operations and facilities enables Tepual, and will enable us, to perform research and development in this area at a minimal cost.



  Distribution of nutrient products



     We have our own five person sales staff plus our chief executive officer located in our offices in Santiago that sells all of our nutrient products directly to customers. While our sales staff may travel throughout the world to see clients, today's communications allows our staff to remain in constant contact with our customers while operating out of our offices in Santiago.



  Competition within the nutrient industry



     There are many companies that are larger and have better resources than us that are producers and sellers of fish meal. We believe that based on our reputation for selling high nutrient and low toxicity fish meal under the InualTM and TepualTM brands we are able to retain our market share.



     All of our feather meal sales to date have been to animal feed producers in Chile. We believe we are the premier seller of feather meal in Chile. We believe that we may face competition from other companies that could have better resources than us if we expand our feather meal business outside of Chile and Brazil.



  Future of the nutrient industry


     The demand for nutrient supply will continue to grow, only limited by the availability of high quality ingredients. Today's shortage of fish meal drives the market to look for substitutes. This will require a strong input in research and development to develop better proteins and more efficient processing. Furthermore, increased awareness into the components of animal feed and their impact on human health should have an effect on the quality of ingredients in demand. We believe that we have a strong position in the market, because of our long history in research and development, and quality assurance. We believe that we have an enviable reputation in today's animal nutrition market. Moreover, our international customer list should provide us with an opportunity to capitalize on the current strengths and weaknesses in this market. Set forth below is a substantial list of our past and present customers.

                       PAST AND PRESENT PARTIAL CUSTOMER LIST



CUSTOMER NAME                                                       COUNTRY             PRODUCT
-------------                                                       -------             -------
Ridley Agriproducts..............................................   Australia           Fish Meal
Agribrands Purina Do Brazil Ltda.................................   Brazil              Fish Meal
Ewos Canada Ltd..................................................   Canada              Fish Meal and Krill Meal
Alitec, Alimentos Tecnicos Limitada..............................   Chile               Feather Meal
Biomaster S.A....................................................   Chile               Feather Meal
Cultivos Marinos.................................................   Chile               Feather Meal
Ecofeed..........................................................   Chile               Feather Meal
Ewos Chile.......................................................   Chile               Feather Meal
Trouw Chile S.A..................................................   Chile               Feather Meal
Acondesa (Alimentos Concentrados del Caribe S.A.)................   Columbia            Fish Meal
Albatez S.A......................................................   Columbia            Fish Meal
Concentrados del Norte S.A.......................................   Columbia            Fish Meal
Concentrados S.A.................................................   Columbia            Fish Meal
Finca S.A........................................................   Columbia            Fish Meal
Nutridias........................................................   Columbia            Fish Meal
Purina Colombiana S.A............................................   Columbia            Fish Meal
Aller Aqua AS....................................................   Denmark             Fish Meal
Agrinpaca C.A....................................................   Ecuador             Fish Meal
Alimentos Balanceados S.A........................................   Ecuador             Fish Meal
Alimentsa, Dletas y Alimentos S.A................................   Ecuador             Fish Meal
Diamante Del Mar S.A. Diamasa....................................   Ecuador             Fish Meal
El Rosario S.A...................................................   Ecuador             Fish Meal
Procesadora Nacional de Aves, Pronaca............................   Ecuador             Fish Meal
Propellets S.A...................................................   Ecuador             Fish Meal
Pan Animal Feed..................................................   Egypt               Fish Meal
Collvi...........................................................   Spain               Fish Meal
Sopropeche.......................................................   France              Krill Meal and Fish Meal
Zootechniki Korinthias S.A.......................................   Greece              Fish Meal
Provimi B.V......................................................   Holland             Fish Meal
Tesgofarm Aqua B.V...............................................   Holland             Fish Meal
Grupo Alcon, S.A., Division Nutricion Animal.....................   Honduras            Fish Meal
Higashimaru Feeds (India) Ltd....................................   India               Fish Meal
Livestock Feed Limited...........................................   Moriches Islands    Fish Meal
Maruehni Corp....................................................   Japan               Fish Meal and Krill Meal
Mitsubishi Corporation Tokyo.....................................   Japan               Fish Meal
Nagase Co., Ltd..................................................   Japan               Fish Meal
Shintoa Corp.....................................................   Japan               Fish Meal and Krill Meal

CUSTOMER NAME                                                       COUNTRY             PRODUCT
-------------                                                       -------             -------
Transpac Fisheries, Ltd..........................................   Japan               Fish Meal
Easy System, Inc.................................................   Korea               Fish Meal and Krill Meal
Aceitera La Junta, S.A. de C.V...................................   Mexico              Fish Meal
Agribrands Purina Mexico, S.A. de C.V............................   Mexico              Fish Meal
Proteinas Marinas Y Agropecuarias, S.A. de C.V...................   Mexico              Fish Meal
Bio Mar..........................................................   Norway              Krill Meal
Nor Aqua Innovation AS...........................................   Norway              Fish Meal and Krill Meal
Moulin de St. Vincent............................................   New Caladonia       Fish Meal
Sica--NC.........................................................   New Caladonia       Fish Meal
Epol Pty Ltd.....................................................   South Africa        Fish Meal
Hochfeld Commodities (Pty) Limited...............................   South Africa        Fish Meal
Meadow Feed Pietermaritzburg.....................................   South Africa        Fish Meal
C.P..............................................................   Thailand            Krill Meal
Great Wall Enterprise Co., Ltd...................................   Taiwan              Fish Meal
Harinas Co., Ltd.................................................   Taiwan              Fish Meal
Ye Cherng Industrial Products Co., Ltd...........................   Taiwan              Fish Meal
Pinar Yem Sanayi ve Pazarlama A.S................................   Turkey              Fish Meal
Wilbur Ellis Company.............................................   U.S.A.              Krill Meal
Bio Products, Inc................................................   U.S.A.              Fish Meal
H. J. Baker......................................................   U.S.A.              Krill Meal
Bocm Pauls Ltd...................................................   U.K.                Fish Meal
Dalgety..........................................................   U.K.                Fish Meal
Trouw............................................................   U.K.                Krill Meal
Chinfon (VN) Livestock Co., Ltd..................................   Vietnam             Fish Meal


  Material Customers



     Our principle revenues are generated through our sale of fish meal, feather meal and krill meal. Our material brokerage customers are the principle source of our total revenues. Listed below are our material customers for the first two quarters of 1999 and an approximate percentage of our total revenues that they each accounted:



CUSTOMER                                                             PERCENTAGE OF TOTAL REVENUES
--------                                                             ----------------------------
Bradwell Business Corp............................................                20%
Agribrand Purina..................................................                10
Bio Mar...........................................................                10
Nor Aqua..........................................................                10
Pinar Yem Sanayi ve Pazarlama A.S.................................                10
Alitec............................................................                10
Ewos Canada.......................................................                10



AUTOMATIC CONTROL



     The current worldwide market for fish meal, according to IFOMA, is approximately $1.5 billion. Fish meal plants are principally located in Chile, Peru and, to a lesser extent, in Equador. We believe there are approximately 180 fish meal plants throughout Chile and Peru.

     In the fish meal industry higher nutrient levels have a direct relationship with higher prices and profits for the producer. Our automatic fish meal processing control system facilitates the production of the highest nutrient level fish meal, while avoiding toxicity, and therefore, we believe provides the highest possible profit margin for the producer.


     Through our involvement as a purveyor of fish meal on a worldwide basis, we have been developing and manufacturing a computerized process for the processing of fish meal since 1993. Our research for developing an automatic processing system began with studying the general processing conditions for the fish meal industry. We developed simple strategies based on normal conditions of a fish meal processing plant, while taking into account the skilled operator's working procedures. By developing and manufacturing an automatic control process for fish meal production we have developed a system that produces quality fish meal while assuring efficiencies in a production process which has been subject to a high level of spoilage and has been subject to different variables. These different variables are largely due to the variety of fish and composition of raw materials used to produce fish meal, which change daily depending on availability.


     The fish meal industry currently incorporates little automatic control within its production process. Automatic control has not been a main concern for the fish meal industry, giving priority to other aspects, such as plant capacity increases and fleet increases. This common pattern shown by the industry gives us a vast field of application because the automatic control becomes crucial for high capacity plant operation in order to maximize efficiencies and maintain or improve quality. Today most fish meal processors manually control quality throughout all stages of production. Samples are taken for analysis, results are registered and adjustments are made at each production stage. This process is flawed and inefficient. Under normal operating conditions, fish meal must be produced and samples must be tested prior to any adjustments being made. Our computerized automatic control allows fish meal processors to determine the composition and quality of fish meal before it is produced, rather than adjusting processing equipment after the final product is tested. The current process requires constant taking and analyzing of samples and monitoring of machinery by a processing plant's labor force. Our computerized and centralized control system reduces the number of employees needed, and allows for full supervision of the production process from a centralized location rather than multiple locations throughout the process. We believe that our automatic control will enable a producer of fish meal to ensure the quality of its product, increase speed, maximize efficiencies and reduce labor.


     During 1998, we began marketing and selling our automatic control system to the fish meal industry. These units currently sell for $400,000 to $800,000. There are two installations in operation today--both in the South of Chile which were sold during the latter part of 1998. We are presently negotiating to install another system in Chile which should be completed in 12 months and we anticipate an additional two sales in 1999. Chile has approximately 40 fish meal processing plants and Peru has approximately 140 fish meal processing plants. We anticipate additional sales in both of these markets. We are not aware of any other competitive automatic control system currently being produced in these markets.



IMMUNE STIMULANTS



  Salmon farming



     As reported by the Aquaculture Magazine in 1999, in its Chile aquaculture report: A Focus on Salmon, Chile is the second largest salmon producer in the world, with yearly sales of more than $600,000,000. While salmon are not native to Chile, today the country accounts for 60% of the U.S. salmon market and over 40% of the world's salmon production, with predictions reaching 50% to 60% within the next five years. The cultivation of salmon is a two year process. It has flourished in the south of Chile because of the region's ideal weather and environmental conditions. Today there are approximately 55 companies, operating over 300 individual salmon farm projects in Chile.



     The Chilean salmon market, as with any aquaculture project, has to contend with various diseases which are unique to Chilean salmon. The rickettsia bacteria is one of these unique diseases. We believe that to date there is no vaccine available to successfully combat this bacteria. Chilean salmon fisheries have reported losing approximately 15% to 35% of its stock to disease and it is possible for a farm to lose the majority of its stock to disease. We began researching and developing immune stimulants in an attempt to reduce these high mortality rates. We performed our initial tests on 200,000 salmon ranging in age from 6 to 8 months. These tests were performed at two salmon farms located in Southern Chile. Based on our internal test results our management believes that we have developed oral and injectable immune stimulants which reduce the mortality rates in farmed salmon to approximately 8% to 10%. We continue to evaluate our immune stimulant test results from the salmon farms in Southern Chile.



     We believe our immune stimulant will decrease the use of antibiotics on farmed salmon. In December 1998, "Revista Aqua Noticias," a Chilean salmon producer trade periodical, reported the use of antibiotics in Chile for disease control in salmon was over 85,000 kg. This figure, in comparison to Norway, is very high. Revista Aqua Noticias also reported that Norway, with almost twice the production of salmon, uses only 300 kg. of antibiotics. The high use of antibiotics has created serious problems in Chilean salmon farming, such as higher bacterial resistance, higher doses applied, higher number of treatments to get similar efficiency, and continuous replacement of antibiotics. Regulations also forbid farmers to harvest fish when antibiotic treatment is being applied and growing regulations in this area are being established in the other major fish farming countries. We believe that immune stimulants can significantly reduce the use of antibiotics, therefore eliminating the problems the overuse of antibiotics has created and avoiding government regulation that controls the use of antibiotics.



     Immune stimulants are a recent phenomena and are 100% natural. Therefore, oral immune stimulants are not presently subject to specific government regulation. The commercial production of injectable immune stimulants must be done in Chilean veterinarian laboratories that meet government specifications. These specifications are established by the Servicio Agricola y Ganadero, the Chilean department of agriculture. Immune stimulants produced in these labs must also individually meet specifications. Upon commencement of our commercial production of injectable immune stimulants we will enter into an agreement with a qualified veterinary laboratory. We intend to file patent applications for our immune stimulants.



     As of March 31, 1999, there were no sales of our salmon immune stimulants. During the past three months we have continued to test these immune stimulants with three salmon farms. These tests will continue. On completion of these tests we will sell our immune stimulants throughout Chile, however, we cannot provide any assurances that the test results will be successful. Depending on the success of the salmon immune stimulants, we will expand our research and development to other farm aquaculture production industries. We have already commenced a research and development project for shrimp immune stimulants.



     We believe that we do not face any competition with respect to our injectable immune stimulants. There is a Norwegian company and a U.S. company that have developed oral immune stimulants and are attempting to sell immune stimulants to salmon farmers in Chile.



  Shrimp farming



     Should the initial immune stimulant testing with salmon prove to be successful then we will continue to expand our research and development to shrimp farming. We have observed, through direct contact with our Asian fish meal customers and other sources, that the mortality rates for farm raised shrimp are significantly higher than those for salmon. As reported in 1992 by Dr. Douglas Andersen in his article "Immunostimulants, Ajuvants, and Vaccine Carriers in Fish: Applications to Aquaculture," illnesses such as Yellow Head Virus or Taura Virus, have caused economic disasters throughout the Asian and South American farmed shrimp market. The first country destroyed by an epidemic was Taiwan, where the production fell in 1988 from 100,000 tons per year to only 30,000 tons per year, and eventually disappeared.


     Thirty percent of worldwide production of shrimp comes from cultivation and reaches 700,000 tons yearly. The largest worldwide production (550,000 tons) is found in Asia, in countries such as: Indonesia, China, India and Vietnam. The remaining production (150,000 tons) is found in South America (Ecuador and Colombia) and Central America (Mexico, Honduras and Panama). However over the last few years there have been strong variations in the production levels due to bacterial and viral illnesses.


     The mortality rate in farmed shrimp, as reported by Dr. Douglas Andersen, ranges from 30% to 70% and current methods to control disease, such as vaccines and antibiotics, have not been successful. We believe that current vaccines and antibiotics available for pathogens of major commercial impact are ineffective. Therefore, genetic selection in order to obtain a more resistant shrimp to illness, better cultivation strategies, and immune stimulants seem to be the future tools for disease prevention and reducing mortality rates.


     The immune system in shrimp is less developed than in vertebrates and research in this area is very recent. Shrimp are primarily dependent on non-specific immune processes for their resistance to infection. They do not produce antibodies as in the case of mammals. Therefore, substances like immune stimulants, might become an important tool to reduce diseases of crustaceans in aquaculture due to their role as "alarm molecules" that activate the non-specific immune system in shrimp.


     We are working on developing an effective immune stimulant for shrimp. Research is presently in the preliminary stage. A multiprofessional team in the field of shrimp and immunology led by our researchers will analyze shrimp immune responses and will identify the main factors affecting these responses. We have worked with distinguished professionals in this field. In the area of basic immunology we have worked with Professor Rolf Seljelid (University of Tromso in Norway) and with Dr. Elizabeth Cruz (Universidad de Nuevo Leon in Mexico).
Dr. Seljelid and Dr. Cruz have expressed interest of being part of our research team. It is anticipated that their employment and compensation will be discussed within the next few months.



POULTRY VACCINES


     We have supplied poultry feed manufacturers, mostly located in Peru and Chile, with certified fish meal since 1989. This ongoing relationship alerted us to specific diseases that have not been cured by the use of conventional vaccine products offered in the market.


     As a result of our research and laboratory testing, we believe that the major weakness with conventional vaccines are that they are not specific to the regions in which a disease is found. We have determined that the specific strains of diseases affecting poultry are unique to each region and therefore need specific responses and treatment. We have developed vaccines along with diagnostic and production laboratories to address the specific needs of Chilean poultry producers and have become the first Chilean producer of poultry vaccines. These vaccines have been registered in Chile and in June 1999 we received re-approval (we opened a new laboratory in Santiago, Chile which required separate approval) by the Chilean government to sell vaccines throughout Chile.



     We began developing poultry vaccines by isolating the viruses and bacteria in diseased poultry. The isolated strains of virus and bacteria was then modified through chicken embrio passages. Through this process we developed non-pathogenic strains that remained immunogenic. These strains are vaccines.


     Today we are producing niche vaccines to treat the following diseases:

          -- Bronchitis Infection in two presentations for two different pathologies

          -- Hepatitis

          -- Coriza infection

          -- Salmonella enteritidis and its combinations

          -- Combinations of all of the above


     In order to market our vaccine sales in Chile, in April 1997 Tepual entered into a marketing agreement with Biosur S.A., a Chilean corporation 95% owned by Paulina and Andrea Rutman through their interest in Atik and 5% owned by Max Rutman. Biosur S.A. is engaged in the distribution of veterinary products throughout Chile. Under this agreement, Biosur S.A. has agreed to buy and distribute 100% of the vaccines that Tepual produces in Chile. In consideration of this exclusive right to buy and distribute, they will purchase from Tepual a minimum of $40,000 of Chilean vaccines per month. From January 1999 through June 1999, there were not any sales of Chilean vaccines while Tepual was waiting for re-approval of its new laboratory. Tepual received the requisite approval during June 1999, and Tepual intends to commence sales September 1999. Tepual believes that the new facility is more than adequate to meet the sales anticipated from the sale of these vaccines.

     In 1995 we began the production of vaccines specific to the unique strains of disease found in Peru, utilizing a laboratory similar to their Chilean counterpart. To accomplish this, Tepual entered into a licensing agreement with Biosur, S.A.C., a Peruvian company (Biosur S.A.C. is an unaffiliated third party). Under the terms of this agreement, Biosur, S.A.C. will manufacture and market all of our poultry vaccines in Peru and will pay Tepual a 13% royalty on gross sales. As of June 30, 1999, Biosur S.A.C. had sold approximately $200,000 of Peruvian vaccines. Our vaccines have been approved for sale by the Peruvian Ministry of Agriculture. There is currently no patent protection for the Peruvian vaccines. Tepual has also given Biosur S.A.C. the right to manufacture and market poultry vaccines in Ecuador and Bolivia if and when such vaccines are developed.



     We believe the same pathologies exist in Argentinean, Brazilian, Ecuadorian and Bolivian poultry, and therefore are studying the production and sales possibilities of vaccines in these countries. Based upon our preliminary testing, we plan to expand research within Argentina, Brazil, Ecuador and Bolivia in the future. The chart below indicates the size of the poultry market in countries in which we have developed or may develop vaccines for commercial sales. This information was taken from Empresas Lideras 99, a Chilean business journal.



                                                          1998 POULTRY PRODUCTION LEVELS CHICKENS
                                                          ---------------------------------------
Argentina..............................................                  360,000,000
Bolivia................................................                   41,000,000
Brazil.................................................                3,000,000,000
Chile(1)...............................................                  156,000,000
Ecuador                                                                   67,000,000
Peru(1)................................................                  220,000,000
                                                                       -------------
     Totals............................................                3,884,000,000
                                                                       -------------
                                                                       -------------


------------------

(1) Peru and Chile are currently the only countries in which we have developed or produced vaccines for commercial use.



RED TIDE DETECTION AND CLEANSING



     Blooms of toxic or harmful microalgae blooms, commonly called red tide, occur when either natural or human factors cause a rapid increase in the production of one-celled organisms (dinoflagellates and diatomeas), which ordinarily grow in water rich in nitrogen and phosphorus. Red tide has occurred in every coastal country in the world. Litoral contamination by man is one of the major causes for the stimulation of microalgal blooms. Microalgae play an important role in the marine biological system. With their photosynthetic ability, they are the major producer of biomass and organic compounds in the ocean. In most cases, the proliferation of plankton algae is beneficial aquaculture and wild fisheries. However, some plankton algae have the capacity to produce potent toxins and in some circumstances these algal blooms produce negative effects, causing severe economic losses to aquaculture, fisheries and tourism, with environmental and health impacts.



     The term red tide is generally a misnomer because they are not associated with tides; are not usually harmful; and those algal blooms that are harmful may never even reach the densities required to discolor the water. Unfortunately, however, a small number of algal blooms produce potent toxins that can be transferred through the food web where they can affect and even kill humans. Humans are principally exposed to the naturally occurring toxins produced by the harmful algae through the consumption of contaminated shellfish. According to the U.S. National Office for Marine Biotoxins and Harmful Algal Blooms, the most significant public health problems caused by harmful algae are:


     Paralytic Shellfish Poisoning (PSP)
     Diarrhetic Shellfish Poisoning (DSP)
     Ciguatera Fish Poisoning (CSP)
     Neurotoxic Shellfish Poisoning (NSP)
     Amnesic Shellfish Poisoning (ASP)

     Each of these syndromes are caused by different species of toxic algae which occur in coastal waters all over the world. Common impact of red tide includes mass mortalities of wild and farmed fish. However, humans may be severely effected by red tide illnesses.



     Human consumption of PSP toxic shellfish may result in death or paralysis in extreme cases. Paralytic toxins are responsible for PSP and they comprise a collection of different toxins. The main toxins found in shellfish can be classified in three main groups:



     -- Saxitoxin group (STX and neoSTX),



     -- Gonyautoxin group (GTX1, GTX2,GTX3 and GTX4) and



     -- N-sulfocarbamoyl group (C1, C2, C3 and C4).



     Human consumption of DSP toxic shellfish may cause severe diarrhea, nausea, vomiting, cramps and chills. Diarrhetic toxins are responsible for DSP and they comprise a collection of four different toxins. These toxins are:



     -- Okadaic acid (OA),



     -- Dinophysis toxin 1 (DTX1),



     -- Dinophysis toxin 2 (DTX2) and



     -- Dinophysis toxin 3 (DTX3).

        COUNTRIES WITH RED TIDE AND THEIR NOMINAL CATCHES OF SHELLFISH*



                                                                                             CATCHES
COUNTRY                                                           RED TIDE(1)             (METRIC TONS)*(2)    % WORLD(2)
---------------------------------------------------------    --------------------------   -----------------    ----------
China....................................................        PSP                          1,041,709           30.86
USA......................................................        PSP                            660,766           19.57
Japan....................................................        PSP            DSP             411,413           12.19
Philippines..............................................        PSP                            150,861            4.47
Canada...................................................        PSP            DSP             120,497            3.57
Korea Republic...........................................        PSP                            120,004            3.55
Denmark..................................................        PSP            DSP             106,864            3.17
Thailand.................................................        PSP                            101,916            3.02
Chile....................................................        PSP            DSP              96,151            2.85
Italy....................................................        PSP            DSP              65,523            1.94
United Kingdom...........................................        PSP                             56,954            1.69
Indonesia................................................        PSP            DSP              51,766            1.53
Netherlands..............................................                       DSP              44,423            1.32
Mexico...................................................        PSP            DSP              36,469            1.08
France...................................................        PSP            DSP              33,313            0.99
Turkey...................................................                                        28,618            0.85
Venezuela................................................        PSP                             28,496            0.84
Peru.....................................................                                        24,993            0.74
Australia................................................        PSP            DSP              24,529            0.73
Vietnam..................................................        PSP            DSP              23,110            0.68
Norway...................................................        PSP            DSP              12,264            0.36
Iceland..................................................                       DSP              12,080            0.36
Malaysia.................................................        PSP                             11,017            0.33
Russian Fed..............................................        PSP                             10,009            0.30
Portugal.................................................        PSP            DSP               8,861            0.26
Greece...................................................                                         7,801            0.23
New Zealand..............................................        PSP            DSP               6,810            0.20
Ireland..................................................        PSP            DSP               6,734            0.20
Spain....................................................        PSP            DSP               6,279            0.19
                                                                                              ---------          ------
TOTAL....................................................                                     3,310,187           98.05
                                                                                              ---------          ------
World Total..............................................                                     3,375,997           98.05
                                                                                              ---------          ------
                                                                                              ---------          ------


------------------
 *  average of nominal catches 1987-1996

(1) Source: J.J. Landsberg: Shellfish RES, 1996

(2) Source: Food Agricultural Organization (FAO): 1997 Fishery Statistics


     Currently there is not any way to prevent red tide and not any way to clean or detoxify contaminated shellfish. Today the only acceptable detection method for PSP and DSP is a mouse bioassay test. PSP mouse bioassay is used as the official testing method worldwide, however, the DSP mouse bioassay is only used in a few countries as the official method. These tests consist of injecting a mouse with shellfish extracts under laboratory conditions and waiting for a reaction. If the mouse dies, the sample is considered toxic. While this method is considered the official testing method for red tide, it has weaknesses. Some countries do not permit testing on animals and therefor prohibit the mouse bioassay test. In countries that do permit animal testing for toxin detection, animal regulations require that this test only be administered under laboratory conditions. Therefor the mouse bioassay test does not allow on site testing and does not permit immediate results. Moreover, the DSP mouse bioassay is not a specific nor sensitive assay.



     We have been working for seven years in red tide research for the development of DSP and PSP red tide detection kits with more practical applications than the mouse bioassay test and a decontaminating/cleansing technology to remove toxins from contaminated shellfish. The advantages of our testing methods for detecting PSP and DSP over other current processes are twofold. Our methods allow for testing without the use of animals. Since our tests do not require the use of animals, the laboratory space our testing methods require is smaller.


Red tide detection kits

  DSP

     We have developed, for laboratory use, a diagnostic kit for the detection of DSP toxins. This kit determines DSP toxicity based on a colorimetric evaluation. Under this method, toxins are detected though samples extracted from the shellfish's hepatopancreas.


     Our DSP kit is an enzymatic assay of a protein phosphatase. A protein phosphatase is a macro molecule that is responsible for releasing phosphate within living cells. It is an enzyme used by a living cell to control metabolism. An enzyme is a protein produced by living animal cells that enable chemical reactions. Our DSP kit uses an isolated protein phosphatase for detecting toxicity. Since DSP toxins inhibit a protein phosphatase at an extremely low level, we have developed our colorimetric assay to inhibit sample enzyme extracts in proportion to the levels that toxins are present. Reactions in the colorimetric assay will produce a color to indicate toxicity.



     Our DSP kit can detect all diarrhetic toxins. Our conclusions have recently been presented by Mario Chong, one of our researchers, at the International Meeting on Red Tide. This meeting was held in Puerto Varas, Chile, during the first two weeks of August 1999.



     This kit is being introduced in the Chilean market and was presented in 1998 at the Second Convention of Harmful Algae Blooms (Segundo Taller de Floraciones de Algas Nocivas), an international conference on red tide, sponsored by the National Oceanographic Committee, a division of the Chilean Navy. We are preparing our marketing and commercialization of the kit and there is currently no patent for this technology. While we intend to file for patents, there can be no assurances that we will obtain patent protection.


  PSP


     We are also developing PSP diagnostic kits. To that effect we have developed techniques using antibodies to isolate PSP toxins as well as analytical and toxicological methods using antibodies to quantify and qualify PSP toxins. These methods involve extracting acid fluids from a shellfish to detect whether the shellfish contains PSP toxins through the analyzation of the fluids. These methods will detect PSP toxins from the acid extracts of shellfish determining whether the specific shellfish actually contains toxins. We have developed certain procedures to isolate and purify the three main groups of PSP toxins (saxitoxin, gonyautoxins, and sulfocarbamoyl) as well as analytical and toxicological methods to quantify and to qualify each PSP toxin.



     Our PSP kit consists of an immunoassay. In our immunoassay, toxins are bound to a biopolimer to make the PSP toxin conjugates. Conjugates are necessary to generate antibodies. PSP toxin specific antibodies were developed using these conjugates. These antibodies are used to detect PSP toxins in shellfish, gastropods and crustacean extracts. This kit also is a colorimetric assay and the color is correlated to the amount of toxin present in the sample extract. We have developed antibodies against saxitoxin, gonyaulatoxin and sulfocarbamoyl toxins that are used in our kit to detect all PSP toxins. Until now, PSP toxins and correlating conjugates have been impossible to obtain. We believe that before our kit, no one has developed antibodies which cover the three major groups of PSP toxins (saxitoxin, gonyaulatoxin and sulfocarbamoyl toxin groups).



  Production of kits



     Through a joint venture with Centro de Estudios Cientificos de Santiago
(CECS), a Chilean private non-profit research company, we have produced an antitoxin test system. This antitoxin test system was developed from the antitoxin "saxitoxin," of which the rights to the antitoxin saxitoxin are held by CECS. We have acquired a 50% ownership interest in this antitoxin test system. We believe this antitoxin test system has enabled us to develop a PSP detection test for specific PSP toxins which can be used in specialized laboratories. This method, consistent with our methodology described above, will extract and analyze acid fluids from a shellfish to detect whether the shellfish contains specific PSP toxins. We are solely responsible for the commercialization of this antitoxin test system. By contract with CECS we will receive 60% of all the benefits of any licensing, royalties or sales limited to this antitoxin test system while the remaining 40% shall accrue to CECS.


     By agreement, dated June 20, 1998, between Tepual/CECS and R-Biopharm GmbH, a German company, Tepual and CECS have agreed to supply R-Biopharm GmbH with antibodies necessary to produce PSP ELISA Test Kit. R-Biopharm GmbH will manufacture and distribute the PSP ELISA Test Kit under the trademark "RIDASCREEN." This agreement provides that Tepual and CECS will receive royalties of 12.5% of the net sales of the PSP ELISA Test Kit, of which Tepual will receive 60% (consistent with our agreement with CECS), for 10 years dated from the execution of the agreement. We believe that this PSP ELISA Test Kit will begin to be sold commercially during the first quarter of 2000. R-Biopharm GmbH will also pay a minimum royalty of $5,000 during 1999 and a minimum of $15,000 for each remaining year under this agreement. This payment constitutes minimum royalties against the 12.5% of net sales on an annual basis.



     Under a separate agreement, dated June 20, 1998, between Inual and R-Biopharm GmbH, Inual has agreed to supply R-Biopharm GmbH with all toxins and conjugates necessary to produce the PSP ELISA Test Kit. This agreement provides that Inual shall receive royalties of 12.5% of the net sales of the PSP ELISA Test Kit for 10 years dated from the execution of the agreement. R-Biopharm GmbH will also pay a minimum royalty of $5,000 during 1999 and a minimum of $15,000 for each remaining year under the agreement. This payment constitutes minimum royalties against the 12.5% of net sales on an annual basis. In addition to this 12.5% royalty, Inual shall receive $400,000, from R-Biopharm GmbH in consideration for supplying R-Biopharm GmbH with a customer list for the future potential sales of the PSP ELISA Test Kit. This payment is due two years from the date of the agreement. Inual transferred this contract to Tepual in July 1999, and we shall receive 100% of its benefits.



     Through a separate agreement between R-Biopharm GmbH and Inual dated May 20, 1998, of which Inual also transferred to Tepual in July, 1999, R-Biopharm GmbH agreed to supply Inual on a continuous demand with commercial PSP ELISA Test Kits at a price equivalent to those of R-Biopharm GmbH's other future distributers. This agreement will permit us to sell the PSP ELISA Test Kit in countries including, but not limited to, Chile, the United States and Japan, where we have the ability to market this product.


     Together with CECS we have jointly applied for patents in Chile, USA, Canada and the European Community for our antitoxin test kit, under a patent application titled "immunoassay for the detection and quantitation of toxins causing paralytic shellfish poisoning." While we may apply for worldwide patents with CECS there can be no assurances that we will obtain these patents. As of June 22, 1999 we have not received any patent protection for our antitoxin test kit.


  Future developments



     on site testing kits



     Having developed detection kits that have shown successful results in the laboratory, we plan to focus our efforts on the development of on site testing kits for PSP and DSP. We believe that our current research and development may lead to a commercial testing kit that would enable commercial shell fishers, recreational fisherman or restaurants to test shellfish for toxicity levels on location with a fast, economical, reliable and comprehensive kit to perform on site PSP or DSP detection tests.


     cleansing of shellfish


     Through continuous research we have also developed and tested at the laboratory level, an innovative multi-step procedure for decontaminating or cleansing potentially PSP tainted shellfish, which may be applied in processing plants or restaurants. We have developed technology which has enabled us in laboratory testing to chemically remove toxins, without changing the organolleptic (flavor, texture and color) characteristic of the shellfish or introducing negative environmental effects. We believe this process, which involves dipping entire shellfish stocks in a cleansing solution can be used in pre-cooked or canned shellfish, reducing toxicity to acceptable consumption levels. We believe that this preventative process may be used to guarantee safe human consumption of canned or cooked shellfish, regardless of whether the shellfish has even been tested for PSP toxins. We have applied for patents in Chile, the United States, Canada, Australia and the European Community and may apply for worldwide patents.



TRADEMARKS AND PATENTS



     We currently have trademark rights over the Tepual and Inual brands in Chile, Columbia, Taiwan, China, Ecuador, Mexico, Japan, Peru and South Africa. As of the date of this offering we have not applied for further trademark protection.



     Patent protection for our poultry vaccines is limited to Chile and currently only protects our Chilean vaccine for bronchitis infection. We intend to patent our other Chilean vaccines, however, as of the date of this offering, we have not filed nor received patent protection for any of our other Chilean vaccines. As of the date of this offering we do not have any patent protection for our immune stimulants.

     We have applied for patent protection for our red tide paralytic shellfish poisoning detection kit (antitoxin test kit) and our red tide paralytic shellfish poisoning detoxification process. These patent applications have been made in the United States, Chile, Canada, and the European Community. An additional patent application for red tide paralytic shellfish poisoning detoxification has been filed in Australia. We have also applied for patent protection in Chile for a procedure to obtain krill oil.

     We have received comments to our patent filings in the United States for our red tide paralytic shellfish poisoning detection kit (antitoxin test kit) and our red tide paralytic shellfish poisoning detoxification process and anticipate filing responses in the U.S. Patent Office later this year. We are unable to predict the timing of the grants of any patents or if any patent protection can be obtained.



GOVERNMENT REGULATION



Nutrition



     Our brokerage business is subject to general import and export regulations that are not specific to our nutrient products.



     Chilean and international fishing laws have and may place restrictions and limitations on the catching of fish. Future restrictions and limitations can have an effect on the availability of fish used in fish meal.



     Krill catches are limited by the Convention of the Commission for the Conservation of Antarctic Marine Living Resources. The aim of the convention is to conserve marine life. This does not exclude harvesting as long as such harvesting is carried out in a rational manner. This international body limits the total amount of krill that can be harvested in Antarctic waters to 1.5 million tons. The total amount of krill that is currently being harvested in Antarctic waters is about 70,000 tons.



     Although we have developed numerous products, specific government regulation of which we are subject to, and responsible for obtaining or maintaining compliance, is limited to the products we manufacture ourselves. Material government regulation for our self-produced products include:



     Immune stimulants



     The commercial production of our injectable immune stimulants is subject to regulatory approval by the Servicio Agricola y Ganadero. The Servicio Agricola y Ganadero is the Chilean equivalent to the USDA. We will be regulated by Servicio Agricola y Ganadero in two ways:



        1) veterinary laboratory approval and



        2) final product approval.



     Once our injectable immune stimulants are ready for commercial sale, we will seek approval from the Servicio Agricola y Ganadero. There is no regulation for our oral immune stimulants.

     Chilean poultry vaccines



     The commercial production of our Chilean poultry vaccines also requires laboratory and product approval from the Servicio Agricola y Ganadero. We have received its approval.



     Other products



     Our other products, such as our Peruvian poultry vaccines and red tide detection kits are subject to government regulation in the countries in which they are produced. Receiving government approval and satisfying government regulation, however, is the responsibility of the companies that are manufacturing our products.



     We also incur government regulation when we sell our products outside of of Chile. We are subject to import and export restrictions in every country that we sell our nutrient products. No import or export law has had a material effect on our brokerage business.



RESEARCH AND DEVELOPMENT



     Our research and development division includes cooperative efforts with academic, private and government institutions and our own highly qualified scientists. Our internal research and development staff includes 36 employees. Of these employees 33 are full-time employees. We believe we are able to recruit these highly qualified employees though incentives relating to productivity. Therefore, we intend to enter into employment agreements with certain of our researchers whereby these employees will receive a royalty for products they have developed. During 1998 and 1997, respectively, we spent $426,195 and $232,128 on research and development (does not include software development costs).


KEY PERSONNEL



Our key personnel include the following:



  Nutrition and immune stimulant research



     Dr. Jenny Blamey--Dr. Blamey graduated from the University of Georgia with a Bachelor degree in science. She also received a Masters degree and Ph.D. in biochemistry from the University of Georgia. Dr. Blamey has been a research scientist for Tepual since 1994 and our research manager since 1996. Prior to her employment with us, Dr. Blamey was a researcher of enzymes at the Center for Metallo at the University of Georgia from 1984 until 1994. Today Dr. Blamey's research areas include the study of hyperthermophile enzymes, protein purification, enzymology and enzyme technology. Dr. Blamey is a member of the Chilean Society of Biology and the Society of Molecular Biology and Biochemistry.


     Claudia Lopez--Ms. Lopez graduated from the Universidad Catolica de Chile with a degree in biochemistry. Ms. Lopez has also received post-graduate training from the Fermentation Research Institute in Tsukuba, Japan and the University of Washington where she studied aquaculture. Her research areas within Bio-Aqua include fish nutrition, fish immunology, fish pathology, immunostimulants, feed formulation and marine pigments.


     Maria Teresa Millan--Ms. Millan graduated from the Universidad Catolica de Valparaso in Chile with a degree in biochemical engineering. She has been working for us since 1990 and is currently in charge of our product development division. Her research areas within Bio-Aqua include enzyme technology, feed formulation and seafood solids.



  Vaccine research


     Dr. Ricardo Gallardo--Dr. Gallardo is a licensed doctor in animal sciences and veterinary medicine. He has been involved in poultry vaccine research for over 25 years. He is a specialist in the fields of poultry production and poultry pathology. Dr. Gallardo is also a professor of poultry production and pathology at the Universidad Mayor in Chile and was a professor at the Universidad de Chile. He is a member of numerous professional organizations, including, the College of Doctors in Veterinary Medicine, the Society of Doctors in Veterinary Medicine and the Association of Doctors in Veterinary Medicine. Dr. Gallardo has been working for us for 12 years where he is our lead researcher for poultry vaccines.



  Automatic control processing



     Oscar Cornejo--Mr. Cornejo graduated from the Universidad de Concepcion and Universidad Cathlica Valparaiso with degrees in chemistry and chemical engineering. Mr. Cornejo is the head of our automatic control division. He is a member of the International Fishmeal and Oil Association (IFOMA) and an international consultant for the Food Agricultural Organization (FAO). Prior to working with us, Mr. Cornejo was the technical director and general manager of Boher Chile, a leading fructose and corn syrup processor in South America.
Mr. Cornejo also served as the managing director of Compania Pesquera San Pedro, a fish meal and canning company in Chile, for 14 years.



     Pedro Sayes--Mr. Sayes graduated from the Universidad de Santiago in Santiago, Chile with a degree in electronic engineering. He has been working for us for 10 years in our automatic control division. Mr. Sayes designs and develops automatic control equipment and systems for us.



  Red tide



     Dr. Sergio Lavandero--Dr. Lavandero graduated from the Universidad de Chile with a degree in pharmaceutical chemistry and a Ph.D. in biochemistry. He has been leading our toxin research projects and is the project manager for our toxic research division. Dr. Lavandero is a professor of the Universidad de Chile and his areas of specialty within our research divisions include polyclonal and monoclonal antibody production, toxin pharmacology and the study of tissue culture.



     Dr. Nestor Lagos--Dr. Lagos graduated from the Universidad de Chile where he received a degree in biochemistry, a Masters degree in biochemistry and a Ph.D. in biology. He has also received post-doctoral training at the University of California, Los Angeles. Dr. Lagos has led Tepual's red tide research division since 1994. His areas of research also include marine toxins and the isolation and purification of toxic biomolecules. Dr. Lagos is also a professor of membrane physiology at the Universidad de Chile.



     Mario Chiong--Mr. Chiong graduated from the Universidad de Chile with a degree in biochemistry and has been a researcher and biochemist for us since 1994. Mr. Chiong's area of research includes red tide and marine toxins.

                               TECHNICAL NETWORK


     We have also developed an international network of scientists who are called upon from time to time to consult with us. A partial list of our technical network and their areas of expertise is as follows:



   Nutrition

     Aquaculture
        Professor Ron Hardy..............................  Idaho University, USA.

        Professor Addison Lawrence.......................  Texas A&M University, USA.

        Dr. Dean Akiyama.................................  Technical Director of Japfa, Indonesia.

        Dr. Luca Elizabeth Cruz..........................  Facility of Biological Sciences, Universidad
                                                             Autonoma Nuevo Leon, U.A.N.L., Mexico.

        Dr. Heinrich Kossman.............................  Former R&D Director of Ewos Fish Feed Company,
                                                             Sweden.

        Dr. Elinar Watne.................................  R&D Director of NorAqua, aquiculture company,
                                                             Norway.

      Pigs
        Professor Froseth................................  Washington State University, USA.

        Dr. Ad van Wessel................................  Provimi, animal feed producer, Holland.

      Poultry
        Dr. Barry Hundley................................  Nutrition Expert; Former Director of Rainbow
                                                             Chicken, South Africa.

   Immunology

        Professor Rolf Sejlelid..........................  Head of Pathology Department, Tromso University,
                                                             Norway.

        Professor Douglas Anderson.......................  Former Director National Fish Health Research Lab,

   Biotechnology & automatic control processing

        Professor Tung Ching Lee.........................  Food Science Department, Rutgers University, USA.

        Dr. Alfredo de Ioannes...........................  Universidad Catolica de Chile, Centro de Estudios
                                                             Cientficos de Santiago, Chile.

        Dr. Ralf Dreher..................................  R-Biopharm GmbH, development company, Germany.

        Dr. Eugene T. Smith..............................  Hammline University, USA.

        Dr. Mario Perez Won..............................  Food Engineering Department, Universidad de la
                                                             Serena, Chile.


FOREIGN CORRUPT PRACTICES ACT


     Substantially all of our operations are transacted in South America. To the extent that we conduct operations and sell our products outside the U.S., we are subject to the Foreign Corrupt Practices Act which makes it unlawful for any issuer to pay or offer to pay, any money or anything of value to any foreign official, foreign political party or official thereof or any candidate for foreign political office (foreign official) or any person with knowledge that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any foreign official.



     We have not made any offers, payments, promises to pay, or authorization of any money or anything of value to any foreign official and have implemented a policy to be followed by our officers, directors, employees and anyone acting on its behalf, that no such payments can and will be made. We have made all employees cognizant of the need for compliance with the Foreign Corrupt Practices Act and any violation of our policy will result in dismissal. Further, we conduct periodic reviews of this policy with all employees to ensure full compliance.


FOREIGN INVESTMENT LAWS AND REGULATIONS



     The Chilean Constitution establishes that any Chilean or foreigner may freely develop any activity in Chile so long as the securities activity in Chile does not contravene existing laws dealing with public morals, public safety or national security and follows the laws that regulate such activity. It also establishes the principle of non-discrimination, thus guaranteeing foreign investors equal protection under Chilean law. Additionally, Chilean law prohibits any discretionary acts by the Chilean government or other entities against the rights of persons or property in derogation of this principle. Foreign investors may transfer capital and net profits abroad. There are no exchange control regulations which restrict the repatriation of the investment or earnings except that the remittance of capital may take place starting a year after the date the funds were brought into the country, but net profits can be remitted at any time, after deduction of applicable withholding income taxes. Therefore, equity investments in Chile by persons who are not Chilean residents follow the same rules as investments made by Chilean citizens.



     These principles are the basis for the DL 600. Based on DL 600, the foreign investor and the government sign a legally-binding investment contract which may only be modified by mutual consent. The contract sets forth the current tax and foreign exchange laws as each relates to the specific investments by that investor in Chile. Thus, the investor is protected against any subsequent changes in the law which could adversely affect the investor or his investments in Chile. Although the Chilean government has been successful in keeping this principle in place for the last 23 years, there can be no assurances that a breach by the Chilean government will not occur in the future or that it would not adversely affect our rights to do business in Chile. Moreover, while there has been no precedent that political changes had determined changes in these rules, no assurances can be made that such changes will not occur in the future. We intend to enter into an investment contract with the Government of Chile on or around the closing of this offering.


EMPLOYEES

     As of January 31, 1999, we employed 67 employees, of which 8 were full-time salaried employees in administration, 8 were full-time salaried employees in trading and brokering positions and 36 were involved in research and development. Substantially all of our management and employees who reside in Chile speak Spanish and our senior management team in Chile also communicates in English. None of our employees are covered by a collective bargaining agreement. We believe that the dedication of its employees is critical to our success, and that our relations with our employees are good.

PROPERTIES

     We own approximately 1,420 square feet of executive office space and research facilities in Santiago, Chile. This property was purchased by Tepual in 1992 for a purchase price of approximately $110,000.

     We also lease four (4) facilities in Santiago, Chile. We lease approximately 1,400 square feet of office space which is used by our trading, quality control, finance and accounting departments at a rate of $1,439 per month. The lease is for two (2) years, commencing April 30, 1998, and provides for an automatic renewal term of one (1) year, unless leasee or leasor terminates in writing. We also hold an option to buy this facility in the event the leasor decides to sell the property.

     We lease approximately 2,670 square feet of laboratory space for production and quality control of poultry vaccines at a rate of $5,200 per month. The lease contract commenced in March 1999, and is for an indefinite term, terminable on four months notice by either party. We are responsible for obtaining and maintaining proper government authorization for producing biological products within the facility.

     We lease two buildings containing approximately 2,070 square feet of laboratory space for bio-toxilogical testing, aquaculture research and development and a pilot plant for research and development at a total rate of $1,604 per month. The lease was for an initial term of one and one-half (1 1/2) years, commencing in November 1995, and automatically renews, unless there is a written request for termination by either party.

     We lease approximately 6,000 square feet of warehouse space within two buildings in Santiago, Chile at a total rate of $7,400 per month. These spaces are used to store feather meal and for processing and packaging of these products. The lease contracts do not include a termination date, although either party must provide thirty (30) days notice to terminate either agreement.

     Chilean law provides that a landlord may not evict a tenant without a court hearing, although the tenant is responsible for all costs related to such a hearing.


     Upon the effective date, we will enter into a two year lease with Andean Financial Corporation for its corporate U.S. offices in Boca Raton, Florida, which lease may be renewed for an additional two year term. David Mayer, a member of our board of directors, is the sole shareholder, officer and director of Andean Financial Corporation. The annual lease amount will be $30,000 annually, payable semi-annually, which includes all telephone and facsimile, secretarial and other expenses. These terms were negotiated on an arm's length basis and such terms are competitive with current lease terms for similar arrangements in the South Florida area.



LEGAL PROCEEDINGS


     We are not a party to any pending legal proceeding the resolution of which, our management believes, would have a material adverse effect on our results of operations or financial condition, nor to any other pending legal proceedings other than ordinary, routine litigation incidental to its business.


ADDITIONAL INFORMATION



     We have filed with the Securities and Exchange Commission a registration statement in Washington, D.C., on Form SB-2 under the Securities Act, with respect to the securities being offered hereby. This prospectus does not contain all the information set forth in the registration statement and its exhibits. For further information about us and the securities we offer, reference is made to the registration statement and to the exhibits filed. The statements contained in this prospectus as to the contents of any contract or other document identified as exhibits in this prospectus are not necessarily complete, and in each instance, reference is made to a copy of such contract or document filed as an exhibit to the registration statement, each statement being qualified in any and all respects by such reference. The registration statement, including exhibits, may be inspected without charge at the principal reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. set forth above upon payment of prescribed fees. Additionally, the Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission and the address of such site is (http://www.sec.gov).



     We intend to furnish our shareholders with annual reports containing audited financial statements and such other periodic reports as we may from time to time deem appropriate or as may be required by law.

                                   MANAGEMENT



DIRECTORS AND EXECUTIVE OFFICERS OF BIO-AQUA SYSTEMS, INC.



NAME                                               AGE   POSITION
----                                               ---   --------
Max Rutman (1)..................................   59    Chief Executive Officer, President, Chairman of
                                                           the board of directors

Guillermo Quiroz (2)............................   49    Chief Financial Officer, Vice President of
                                                           Finance and Administration, Director

Nestor Lagos (2)................................   48    Director

Sergio Vivanco (2)..............................   46    Director

David Mayer (1).................................   57    Director, Assistant Secretary


------------------


(1) Has served in his position since our inception in March 1999.



(2) Will commence serving in his position upon the effective date.



     Max Rutman has served as chief executive officer, president and chairman of the board of directors of Bio-Aqua since its inception in March 1999 and as the chief executive officer and Chairman of the board of directors of Tepual since its incorporation. Mr. Rutman has served as general manager of Tepual since 1989. Mr. Rutman has received a degree in chemical engineering from the Universidad de Santiago and a Masters in food science from Massachusetts Institute of Technology (MIT). Mr. Rutman has served as the head of bio-engineering division and former director of the Protein Group at I.F.O.P. (Chilean Institute of Fisheries Development), and visiting professor at the following Universities: Universidad Catolica, Universidad Catolica de Valparaiso and Universidad de Santiago, in food science, and biotechnology. Mr. Rutman has also been consultant to the World Bank, the Interamerican Development Bank, the Ford Foundation, MIT and Colorado State University's International Development Agency. Mr. Rutman is a member of the Academy of Science and the Institute of Food Technology.



     Guillermo Quiroz has served as chief financial officer, vice president of finance and administration of Bio-Aqua since inception and will serve as a member of the board of directors of Bio-Aqua as of the effective date.
Mr. Quiroz has served as president, chief financial officer and vice president of finance and administration of Tepual since October 1998 and as member of the board of directors of Tepual since May 1999. Mr. Quiroz has also been a financial advisor for Tepual since 1994. From 1985 through 1994 Mr. Quiroz served as the general manager and legal representative for Salmosur S.A., a fish farming company. From 1994 through April 1997 Mr. Quiroz was the chief executive officer for Soalva S.A., a Chilean dairy producer and distributor and also a financial advisor for Varmontt S.A., a Chilean transportation company. From May 1997 through September 1998 Mr. Quiroz was the chief financial officer for Empresas Dicsa S.A., a Chilean company engaged in the import, distribution and service of construction and mining equipment where he was responsible for financial planning and corporate administration throughout Chile, Peru, Argentina and Bolivia. Mr. Quiroz is a commercial engineer and auditor.



     Nestor Lagos will serve as a member of Bio-Aqua's board of directors as of the effective date and has been a member of Tepual's board of directors since April 1999. Dr. Lagos has led our red tide research department since 1994. Dr. Lagos is also a professor of membrane physiology at the Universidad de Chile located in Santiago, Chile. Dr. Lagos is a biochemist with a Ph.D. in biology and has also received post-doctoral training at the University of California, Los Angeles (UCLA).



     Sergio Vivanco has served as a member of Bio-Aqua's board of directors as of the effective date. Since November 1997, Mr. Vivanco has served as a member of the board of directors of Uniservice Corporation (NASDAQ SmallCap: "UNSRA," "UNSRW"). Since 1991, Mr. Vivanco has served as a member of the board of directors of Kentucky Foods Chile, S.A., the Kentucky Fried Chicken franchisee in Chile. Mr. Vivanco has been an attorney since 1979 and has served as general counsel to Tepual since 1998.

Mr. Vivanco is a partner in the law firm of Abud, Vivanco and Vergara in Santiago, Chile, which serves as Tepual's and our legal counsel in Chile.



     David Mayer has served as a member of Bio-Aqua's board of directors and assistant secretary of Bio-Aqua since March 1999 and has entered into a ten
(10) year consulting agreement with the Bio-Aqua. Since July 1997, Mr. Mayer has served as the president of Andean Financial Corporation. Since November 1997, Mr. Mayer has also served as a member of the board of directors and assistant secretary of Uniservice Corporation (NASDAQ SmallCap: "UNSRA," "UNSRW"). From January 1992 to March 1996, Mr. Mayer was a consultant to various companies where he assisted with mergers and acquisitions.


DIRECTORS AND EXECUTIVE OFFICERS OF TEPUAL

     The directors and executive officers of Tepual are as follows:

NAME                                               AGE   POSITION
----                                               ---   --------
Max Rutman(1)...................................   59    Chief Executive Officer, Director

Guillermo Quiroz(1).............................   49    Chief Financial Officer, President, Director

Nestor Lagos (1)................................   48    Director

------------------


(1) See "Directors and executive officers of Bio-Aqua Systems, Inc."



ELECTION OF DIRECTORS



     Each of our directors are elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his or her successor is elected and qualified. The bylaws permit the board of directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified.



     We have agreed that for a period of three years after the effective date, if requested by the representative, we will use our best efforts to cause one individual designated by the representative to be elected to our board of directors, which individual may be a director, officer, employee or affiliate of the representative. The representative has not, to date, selected a designee to our board of directors. Alternatively, the representative may designate a person to attend meetings of our board of directors as an observer for three years following the effective date.



DIRECTORS' COMPENSATION



     Upon the effective date, our non-employee Directors, David Mayer and Sergio Vivanco, will receive $100 plus expenses, for attendance at each meeting of the board of directors, as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at the meetings. We intend to purchase directors and officers insurance as soon as practicable to the extent that it is available and cost effective to do so.



COMMITTEES OF THE BOARD OF DIRECTORS



     Our audit committee will be established upon the effective date and will consist of Guillermo Quiroz, Sergio Vivanco and David Mayer. Our audit committee will review the work of the audit staff and direct reports covering such work to be prepared. Our audit committee will oversee our continuous audit program to attempt to protect against improper and unsound practices and to attempt to furnish adequate protection for its assets and records. Our audit committee also will act as liaison to our independent certified public accountants, and will conduct such work as is necessary and will receive written reports, supplemented by such oral reports as it deems necessary, from our independent certified public accountants.



     Our compensation and stock option committee will be established upon the effective date and will consist of Messrs. Rutman, Quiroz and Mayer. The compensation and stock option committee will make recommendations with respect to compensation of senior officers and granting of stock options and stock awards.

     Our nominating committee will be established upon the effective date and will consist of Messrs. Rutman, Vivanco and Quiroz. The nominating committee will make recommendations with respect to qualified individuals to become members of our board of directors.



     Of the five members of the board of directors, Messrs. Vivanco and Mayer are non-employee directors. However, we have entered into a consulting agreement with Mr. Mayer and Mr. Vivanco serves as our Chilean counsel.



APPOINTMENT OF OFFICERS



     Officers are elected annually by the our board of directors and their terms of office are, except to the extent governed by employment contracts, at the discretion of the board of directors. Our officers devote full time to the business.



EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS



     The following table sets forth compensation awarded to, earned by or paid to our chief executive officer and each executive officer whose compensation exceeded $100,000 for the year ended December 31, 1998. We did not grant any stock options, restricted stock awards or stock appreciation rights or make any long-term incentive plan payments during 1998. This table is based solely upon compensation received from Tepual. It also includes payments under Chilean social security provisions.


                           SUMMARY COMPENSATION TABLE

                                                                                                     OTHER ANNUAL
                 NAME AND PRINCIPAL POSITION                     YEAR     SALARY($)     BONUS($)     COMPENSATION($)
                 ---------------------------                     ----     ---------     --------     ---------------
Max Rutman CEO,
  President and Chairman.....................................    1998      $48,000        $-0-            $ -0-
                                                                 1997       48,000         -0-              -0-
                                                                 1996       48,000         -0-              -0-



EMPLOYMENT AGREEMENTS



     Max Rutman, Chief Executive Officer, President and Chairman. Tepual, our subsidiary, has entered into a written three-year employment agreement with Mr. Rutman, which shall commence upon the effective date. Pursuant to the terms and conditions of his employment agreement, Mr. Rutman shall receive an initial annual base salary of $200,000, annual bonuses of up to $100,000, as determined by Tepual's board of directors. Mr. Rutman shall be reimbursed for his ordinary and necessary business expenses including fees for membership in one business or social club, up to a maximum of $10,000 per year, and in other clubs and organizations as Tepual and Mr. Rutman shall mutually agree are necessary and appropriate. In any event Mr. Rutman terminates his employment contract within 12 months after a change in control, he will be entitled, for the remaining term of his employment contract, to: (1) earned, but unpaid salary; (2) benefits to which he is entitled as a former employee under our benefit and compensation plans; (3) continued health benefits; (4) monetary payments under severence plans; and (5) all cash and stock payments he would have been entitled to, had his employment not terminated. We intend to obtain a $1,000,000 key man life insurance policy, of which we will be the beneficiary on the life of Mr. Rutman.



     Guillermo Quiroz, Chief Financial Officer. Tepual, our subsidiary, has entered into a written two year employment agreement with Guillermo Quiroz, which shall commence upon the effective date. Pursuant to the terms and conditions of his employment agreement, Mr. Quiroz shall receive an initial annual base salary of $100,000, bonuses of up to $20,000 per year, as determined by Tepual's board of directors, as well as $7,500 for automobile expenses. Prior to the effective date, Mr. Quiroz entered into a written employment agreement with Tepual, which employment agreement will terminate upon the effective date of the written employment agreement with Tepual described herein.


     Chilean Social Security/AFP and ISAPRE. Messrs. Rutman and Quiroz are also entitled to receive certain social security benefits pursuant to Chilean law. The Social Security laws in Chile were established as a private system that requires all companies to retain approximately 20% of the gross salaries of its employees, up to a maximum of $4,408.95 per year, which is used to pay both Administrators of Pension Funds Companies (AFP) and Institutions of Provisional Health (ISAPRE).

     The allocation of this 20% to each service is approximately as follows:

          (a) 10% to the AFP: This amount is deposited in an individual interest-bearing account of each employee to cover their retirement. In Chile, the age of retirement is 60 for women and 65 for men.

          (b) 3% to the AFP: This amount covers any partial or permanent disability and, in the case of death, will provide a monthly amount to the deceased's spouse. The amount paid corresponds to 70% of an employee's average salary, based upon the last 10 years of the employee's life.

          (c) 7% to ISAPRE: This amount covers medical fees, hospitalization and clinical examinations. This percentage may be voluntarily increased by the employee according to the employee's contractual agreement with the employee's ISAPRE. In many instances it may be necessary to pay additional costs for health care.

     Additionally, Chilean law requires the payment of one month salary (up to a maximum of approximately $2,736.00) for each year (or portion thereof in excess of six months worked in the last year), worked by the employee when he is dismissed without cause, subject to a maximum of eleven months (up to a maximum of $2,736.00 per month, or an aggregate of $30,104.00). When the employee terminates his or her employment, no compensation is legally required.


     Bonuses. Bonuses will be determined by our compensation committee based on our results of operations and individual performance. Our compensation committee has not established any specific formula or criteria for determining bonuses.



STOCK OPTIONS


     During fiscal year 1998, there were no option or SAR grants to any persons, including any of our executive officers or directors.


INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN



     On June 1, 1999, the board of directors and a majority of our shareholders adopted our stock option plan. The purpose of our stock option plan is to increase our employees', advisors', consultants', and directors' proprietary interest in Bio-Aqua and Tepual, to align more closely their interests with the interests of our shareholders, and to enable us to attract and retain the services of experienced and highly qualified employees and directors. We have reserved an aggregate of 300,000 shares of class A common stock under the stock option plan.



     Our board of directors, or a committee thereof, administers and interprets the stock option plan and is authorized to grant options thereunder to all our eligible employees, including our officers and directors (whether or not employees). The stock option plan provides for the granting of incentive stock options (as defined in Section 422 of the Internal Revenue Code), non-statutory stock options and reload options. Options may be granted under the stock option plan on such terms and at such prices as determined by the board of directors, or a committee, except that in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will not be less than 110% of such fair market value.



     The exercise price for any option under the stock option plan may be paid in cash, in shares of class A common stock or such other consideration that is acceptable to the board of directors or any committee. If the exercise price is paid in whole or in part in class A common stock, such exercise may result in the issuance of additional options, known as reload options, for the same number of shares of class A common stock surrendered upon the exercise of the underlying option. The reload option would be generally subject to the same provisions and restrictions set forth in the stock option plan with respect to the underlying option except as varied by the board of directors or any committee. A reload option enables the optionee to ultimately own the same number of shares as the optionee would have owned if the optionee had exercised all options for cash.

     Options granted under the stock option plan will be exercisable after the period or periods specified in the option agreement. Options granted under the stock option plan are not exercisable after the expiration of five years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. The stock option plan also authorizes us to make loans to optionees to enable them to exercise their options.



     As of the effective date, no options have been granted pursuant to the stock option plan. Furthermore, to the extent that any options granted within the first year are exercised, the underlying shares of class A common stock will be subject to a 24 month lock-up period commencing on the effective date.



OPTION EXERCISES AND HOLDINGS


     To date, we have not issued any options or SARs to any persons thus, during fiscal year 1998, no options or SARs were exercised or unexercised during fiscal year 1998.


INDEMNIFICATION OF OFFICERS AND DIRECTORS



     The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of Florida corporations. However, the provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available. Our articles of incorporation and bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to these provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



LIMITATION OF LIABILITY



     Under Florida law, our directors are protected against personal liability for monetary damages from breaches of their duty of care. As a result, our directors will not be liable in an action by us or a shareholder for monetary damages alleging negligence or gross negligence in the performance of their duties. In such actions, our directors remain liable for monetary damages for willful misconduct, conscious disregard of our best interest, and for transactions from which a director derives an improper personal benefit. Our directors also remain liable under another provision of Florida law which makes directors personally liable for unlawful distributions and which expressly sets forth a negligence standard with respect to such liability. The liability of our directors under federal or applicable state securities laws is also unaffected.


     While our directors have protection from awards of monetary damages for breaches of fiduciary duty, that does not eliminate their fiduciary duty. Equitable remedies, such as an injunction or rescission based upon a director's breach of fiduciary duty, are still available.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Upon the effective date, (1) Flagship Import Export Corporation will purchase 1,529,910 shares and Atik will purchase 169,990 shares totaling 1,699,900 shares of our class B common stock for $3,540,290, and (2) we will purchase Flagship Import Export Corporation's and Atik's combined 99.9% interest in Tepual for $3,540,290 and Tepual shall then become our majority owned (99.9%) subsidiary. The remaining 15 shares of Tepual will continue to be owned by Max Rutman, through his interest in Flagship Import Export Corporation (Chilean law requires that a Chilean corporation be owned by not less than two shareholders). The current shareholders of Tepual are Flagship Import Export Corporation (90%) and Atik (10%). Mr. Rutman, through his ownership interest in Flagship Import Export Corporation, will retain a .01% interest (15 shares) in Tepual in order to comply with Chilean law. Flagship Import Export Corporation's sole shareholder is Max Rutman. Atik's shareholders are Paulina and Andrea Rutman, daughters of Max Rutman.



     On the effective date, we will acquire the rights to the brands and patents Inual(Trademark) and Tepual(Trademark) by acquiring Profeed, Inc., equally owned and controlled by Max, Andrea and Paulina Rutman, by acquiring all of the issued and outstanding shares of Profeed, Inc., in consideration of an aggregate of $1.3 million, of which $400,000 will be paid from the proceeds of this offering and the balance, under the discretion of the board of directors, out of: (1) 5% of the gross revenues per quarter, but in no event greater than 20% of the net income per quarter, of the sale of products sold under the Tepual(Trademark) and Inual(Trademark) brands; (2) third party financing; or
(3) working capital. We believe that the terms of these acquisitions are competitive with the going rates.



     Upon the effective date, we will enter into a two year lease, which lease may be renewed for an additional term of two years, with Andean Financial Corporation to use a portion of Andean Financial Corporation's facilities in Boca Raton, Florida, for our corporate U.S. offices. David Mayer, our director, is the sole shareholder, officer and director of Andean Financial Corporation. The annual lease amount will be $30,000 payable semi-annually. These terms were negotiated on an arm's length basis and such terms are competitive with the going rates.



     As of the effective date and unless otherwise agreed upon, we will enter into a ten year agreement with David Mayer, one of our directors, whereby
Mr. Mayer shall perform certain services for us, including advising in the preparation and implementation of our business plan, research, evaluation and negotiations with strategic partners and alternative sources of credit and financial opportunities, assisting in conducting market surveys, assisting in shareholder and investor relations, assisting in the preparation of reports to shareholders and investors, and acting as our U.S. liaison. In consideration for these services, Mr. Mayer receives an annual fee of approximately $30,000.00, or as otherwise agreed upon by the parties, commencing as of the effective date.



     We will receive a minimum of $40,000 monthly from Biosur S.A., a Chilean corporation in consideration for giving Biosur S.A. an exclusive right to buy and distribute our Chilean poultry vaccines. Biosur S.A. is 95% owned by Atik and 5% owned by Max Rutman. The shareholders of Atik are Paulina and Andrea Rutman. Atik is a shareholder of Bio-Aqua.



     Sergio Vivanco, a member of our board of directors upon the effective date, serves as our Chilean legal counsel an has served as legal counsel for Tepual since 1988.


     We believe that all transactions with our officers, shareholders and each of our affiliated companies have been made on terms no less favorable to the Company than those available from unaffiliated parties. In the future, we intend to handle transactions of a similar nature on terms no less favorable to Bio-Aqua than those available from unaffiliated parties.


                                BRIDGE FINANCING



     Between April and May 1999, we received loans in the aggregate amount of $150,000 from six (6) third party accredited investors. These loans are evidenced by promissory notes bearing interest at 8% per year. We are obligated to repay five of these loans on the earlier of (i) the closing of this offering or (ii) January 1, 2001. A loan from Inversiones Kau Kau, S.A., a Chilean corporation, for $50,000 is due on the earlier of (1) the closing of this offering or (2) October 31, 1999. As additional consideration, the investors that loaned us $150,000 received an aggregate of 35,294 shares of class A common stock.



                             PRINCIPAL SHAREHOLDERS



     The following table sets forth certain information regarding the common stock beneficially owned as of the date of this prospectus (1) by each person who we know by to own beneficially 5% or more of our common stock; (2) by each of our executive officers and directors; and (3) by all of our executive officers and directors as a group. After the offering, the shares held by Mr. Rutman, Flagship Import Export Corporation and Atik, directly or indirectly, will represent an aggregate 58.8% of the outstanding common stock issued and will represent an aggregate approximately 87% of our voting interest, since
Mr. Rutman, Flagship Import Export Corporation and Atik, as holders of class B common stock, are entitled to 5 votes for each share of class B common stock held. Andrea and Paulina Rutman, daughters of Max Rutman, are the shareholders of Atik S.A. Max Rutman disclaims any beneficial ownership of these shares. Unless otherwise set forth, the mailing addresses for the individuals named below is General Ekdhal 159, Santiago, Chile.



                                                   NUMBER OF SHARES
                                                   OF COMMON STOCK        OWNERSHIP PERCENTAGE      VOTING PERCENTAGE
                                                   BENEFICIAL OWNER       --------------------     --------------------
              NAME AND ADDRESS OF                  BEFORE AND AFTER       BEFORE       AFTER       BEFORE      AFTER
               BENEFICIALLY OWNED                      OFFERING           OFFERING    OFFERING     OFFERING    OFFERING
              -------------------                  ----------------       --------    --------     --------    --------
Flagship Import Export Corporation..............         1,529,910          85.7%      53.000%       89.1%       78.2%
Atik, S.A.......................................           169,990           9.5        5.800         9.9         8.8
Max Rutman......................................         1,530,010(1)(2)    85.7       53.000        89.1        78.2
Guillermo Quiros................................               -0-           -0-          -0-         -0-         -0-
David Mayer(3)..................................            51,000           2.9        1.600          .6          .6
Nestor Lagos....................................               -0-           -0-          -0-         -0-         -0-
Sergio Vivanco..................................               -0-           -0-          -0-         -0-         -0-
All executive officers
  and directors as a group (5 persons)..........        1,581,010(1)(2)     88.5      54.600        89.7        78.9


------------------


(1) Includes 1,529,910 shares of class B common stock issued to Flagship Import Export Corporation.



(2) Includes 100 shares of class B common stock issued to Mr. Rutman as founders shares.



(3) Mr. Mayer's address is 1900 Glades Road, Suite 351, Boca Raton, Florida
    33301.

                           DESCRIPTION OF SECURITIES



COMMON STOCK



     We are currently authorized to issue up to 22,000,000 shares of common stock, of which 20,000,000 shares are designated as class A common stock and 2,000,000 shares are designated as class B common stock. As of the effective date, there were (i) 86,294 shares of class A common stock outstanding, and (ii) 1,700,000 shares of class B common stock outstanding. We have also reserved up to an aggregate of 300,000 shares of class A common stock pursuant to our stock option plan, under which we may issue options subject to the approval of the representative (for a period of twelve months from the effective date, and to the extent any granted options are exercised, the underlying shares of class A common stock shall be subject to a 24-month lock-up period from the effective date).



     Upon our liquidation, dissolution or winding up, after payment to our creditors and holders of any senior securities, including preferred stock, as applicable, our assets will be divided pro rata on a per share basis among the holders of the shares of common stock. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are, and the shares of class A common stock offered hereby will be, upon completion of this offering, fully paid and non-assessable.



     Subject to the dividend rights of the holders of any other class of common stock or preferred stock, if applicable, holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds legally available. We have never paid dividends on any class of common stock since our inception in March 1999.



Class A common stock and class B common stock



     Holders of shares of class A common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Holders of shares of class B common stock are entitled to five (5) votes per for each share of class B common stock on all matters to be voted on by the shareholders. Neither holders of class A common stock nor class B common stock have cumulative voting rights. Accordingly, the holders of more than 50% of the voting rights for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any directors. Following this offering, management will have the ability to vote directly or indirectly 1,581,010 shares of our common stock or approximately 79% of our voting power, without giving effect to the exercise of the over-allotment option or the representative's warrants. Our bylaws require that only a majority of the issued and outstanding voting shares of common stock need be represented to constitute a quorum and to transact business at a shareholders' meeting.



     Subject to the approval of the representative (for the first 24 months following the effective date), holders of class B common stock have the right to
(1) transfer or sell shares of class B common stock, and/or (2) convert shares of class B common stock into shares of class A common stock on a "one share for one share" basis, provided that any shares so converted (but not sold or transferred) will only be entitled to one vote per share. Any persons acquiring shares of class B common stock in a private transaction, either by means of a transfer or sale, shall be entitled to 5 votes for each one share of class B common stock held. Each certificate representing shares of class B common stock contains a legend setting for the restrictions imposed by the representative.



PREFERRED STOCK



     Our board of directors has the authority to issue up to 5,000,000 shares, par value $.0001, of our preferred stock and to fix the dividend, liquidation, conversion, redemption and other rights, preferences and limitations of such shares without any further vote or action of the shareholders, but subject to the approval of the representative for a period of one (1) year from the effective date (but which shares shall be subject to a lock-up period of twenty-four months from the effective date).

WARRANTS


     Our warrants will be issued in registered form pursuant to an agreement dated as of the effective date (the "warrant Agreement"), between us and Florida Atlantic Stock Transfer, Inc., as warrant agent. The following discussion of certain terms and provisions of our warrants is qualified in its entirety by reference to the warrant agreement. A form of the certificate representing our warrants which form a part of the warrant agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.



     Each of our warrants entitles the registered holder to purchase one share of class A common stock. Our warrants are exercisable at a price of $6.50 (which exercise price has been arbitrarily determined by us and the representative) subject to certain adjustments. Our warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of class A common stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.



     Our warrants may be exercised, in whole or in part, for a period of five
(5) years from the effective date, unless we extend such period. After the expiration date, warrant holders shall have no further rights.



     Warrant holders do not have any voting or any other rights as our shareholders. Our warrants will not be redeemable for a period of twelve (12) months following the effective date, at which time our warrants may be redeemed by us for $0.05 per warrant on not less than thirty (30) days prior written notice, subject to exercise by the warrant holder, if the closing bid price for our class A common stock has been at least $8.50 per share for thirty (30) consecutive trading days. If we exercises our right to redeem warrants, such warrants may still be exercised by the holder until the close of business on the day immediately preceding the date fixed for redemption. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder will be entitled only to the redemption price. The foregoing notwithstanding, we may not redeem our warrants at any time that a current registration statement under the Securities Act covering the shares of class A common stock issuable upon exercise of our warrants is not then in effect. Additionally, the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, we will file a new registration statement with the Securities and Exchange Commission with respect to the securities underlying our warrants prior to the exercise of such warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Section 10(a)(3) of the Securities Act.



CERTAIN FLORIDA LEGISLATION



     Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The provisions of the Florida Control Share Act, relating to control share acquisitions, generally provide that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of the board of directors or a majority of a corporation's disinterested shareholders. The provisions of the Florida Control Share Act apply to us. The provisions of the Florida Affiliated Transaction Act, relating to affiliated transactions, generally require super majority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). The provisions of the Florida Affiliated Transactions Act do not apply to us because we has opted out of such act. Our articles of incorporation and bylaws also authorize us to indemnify our directors, officers, employees and agents. In addition, our articles of incorporation and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors (1) breach their fiduciary duties and (2) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE OUR ARTICLES OF INCORPORATION AND BYLAWS.



     Certain provisions of our articles of incorporation and bylaws described below may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. Such provisions could result in us being less attractive to a potential acquiror or in shareholders receiving less for their shares in the event of a take-over attempt.


Class B common stock.


     Holders of class B common stock are entitled to five (5) votes for each share of class B common stock held. Upon the effective date, Max Rutman will own or control, directly or indirectly, approximately 53% of the common stock and will have the right to cast 78% of the votes. The class B common stock could be utilized under certain circumstances, as a method of discouraging, delaying or preventing a change in our control.




Preferred shares



     The board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or the rights of the holders of common stock. In the event of issuance, the preferred stock could be utilized under certain circumstances, as a method of discouraging, delaying or preventing a change in our control. Although we have no present intention to issue any shares of our preferred stock, there can be no assurance that we will not do so in the future.



Special meeting of shareholders.



     Our articles of incorporation and bylaws provide that special meetings of our shareholders may be called only by a majority of the board of directors, our chief executive officer or holders of not less than ten percent (10%) of our outstanding voting stock.


TRANSFER AGENT AND REGISTRAR


     The transfer agent, warrant agent, and registrar for our class A common stock and our warrants is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321; (954) 726-4954.



                        SHARES ELIGIBLE FOR FUTURE SALE



     Upon the consummation of thisdoffering, we will have 1,286,294 shares of class A common stock outstanding (1,466,294 shares if the over-allotment option is exercised in full but without giving effect to the exercise of our warrants) and 1,700,000 shares of class B common stock outstanding, of which 35,294 shares of class A common stock and all of the class B common stock outstanding are restricted securities as the term is defined under the Securities Act. Prior to the consummation of this offering our class A common stock was held by seven entities and our class B stock was held by three entities.



     The 1,200,000 shares of class A common stock sold in this offering (1,380,000 shares if the over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by our affiliate (in general, a person who has a control relationship with us), which shares will be subject to the resale limitations of Rule 144 under the Securities Act. An additional 1,200,000 shares of class A common stock have been registered (1,380,000 shares if the over-allotment option is exercised in full) and reserved for issuance upon exercise of our warrants.



     In general, Rule 144 promulgated under the Securities Act permits a shareholder of ours who has beneficially owned restricted shares of any class of common stock for at least one year to sell without registration, within a three-month period, such number of shares not exceeding the greater of one percent of the then outstanding shares of any class of common stock or, generally, the average weekly trading volume during the four calendar weeks preceding the sale, assuming our compliance with certain reporting requirements of Rule 144. Furthermore, if the restricted shares of any class of common stock is held for at least two years by a person not affiliated with us (in general, a person who is not our executive officer, director or principal shareholder during the three month period prior to resale), such restricted shares can be sold without any volume limitation. Since we were not organized until March 18, 1999, the 51,000 shares of class A common stock issued on March 18, 1999, will not be eligible to be resold until March 18, 2000, subject to the lock-up provisions described below. Any sales of shares pursuant to Rule 144 may have a depressive effect on the price of our class A common stock.



     Notwithstanding the foregoing, all of the holders of common stock prior to the closing of this offering (including Flagship Import Export Corporation and Atik, who will purchase 1,699,900 shares of our class B common stock as of the effective date) have agreed not to, directly or indirectly, offer to sell, contract to sell, sell, transfer, assign, encumber, grant an option to purchase or otherwise dispose of any beneficial interest in such securities for a period of 24 months from the date hereof (with the exception of 35,294 shares of class A common stock issued in connection with the bridge financing, which are subject only to a six month lock-up period), without the prior written consent of the representative. Additionally, holders of any securities issued by us for a period of twelve months from the effective date (other than those securities offered, the representative's warrants and the underlying securities) will also be subject to a 24-month lock-up period from the date of issuance. An appropriate legend referring to these restrictions will be marked on the face of the certificates representing all such securities.



                                  UNDERWRITING



     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative, Nutmeg Securities, Ltd. have severally agreed to purchase from us and we have agreed to sell to the underwriters, the respective number of shares of class A common stock and warrants set forth opposite their respective names at the initial public offering price, less the underwriting discounts set forth on the cover page of this prospectus:



                          UNDERWRITERS                             NUMBER OF SHARES    NUMBER OF WARRANTS
----------------------------------------------------------------   ----------------    ------------------
Nutmeg Securities, Ltd..........................................
Emerson Bennett & Associates, Inc...............................
                                                                      ----------           ----------
     Total......................................................       1,200,000            1,200,000
                                                                      ----------           ----------
                                                                      ----------           ----------



     The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of class A common stock and our warrants are subject to approval of certain legal matters by counsel to the underwriter and to certain other conditions precedent. The underwriters are obligated to purchase all shares of common stock and our warrants hereby (other than those covered by the over-allotment option described below), if any such shares are purchased.



     We have been advised by the representative of the underwriters that the underwriters propose initially to offer the shares of common stock and warrants to the public at the offering price set forth on the cover page of this prospectus and through members of the NASD, and may allow a concession, not in
excess of $   per share of class A common stock and $   per warrant, in their
discretion, to certain domestic dealers who are members of the NASD and which domestic dealers agree to sell our securities in conformity with the NASD Conduct Rules. The initial public offering price and concessions will not be changed by the representative until after the offering has been completed.



     At the closing of the sale of our securities that we are offering, we will sell to the representative, the representative's warrants, for nominal consideration, entitling the representative to purchase an aggregate of 120,000 shares of class A common stock and 120,000 warrants, similar but not identical to our warrants. The representative's warrants shall be non-exercisable and non-transferable (other than a transfer to affiliates of the representative or members of the selling group) for a period of twelve months following the effective date. The representative's warrants and the underlying securities shall contain anti-dilution provisions and are redeemable. The representative's warrants will be exercisable for a period of four years commencing one year following the effective date and, if the representative's warrants are not exercised during such period, they shall, by their own terms, automatically expire. The exercise price of each representative warrant shall be

$8.25 per share of class A common stock, $.206 per warrant, and $10.725 per share of class A common stock for each share underlying the warrant, which are 165% of the public offering price of our class A common stock, our warrants and the shares of class A common stock underlying our warrants, respectively.



     The warrants will not be redeemable for a period of twelve (12) months following the effective date, at which time the warrants may be redeemed by us for $0.05 per warrant on not less than thirty (30) days prior written notice, subject to exercise by the representative, if the closing bid price for our class A common stock has been at least $8.50 per share for thirty (30) consecutive trading days. If we exercise our right to redeem warrants, the warrants may still be exercised by the representative until the close of business on the day immediately preceding the date fixed for redemption. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the representative will be entitled only to the redemption price. The foregoing notwithstanding, we may not redeem the warrants at any time that a current registration statement under the Securities Act covering the shares of class A common stock issuable upon exercise of our warrants is not then in effect. Additionally, the issuance of such shares to the representative must be registered, qualified or exempt under the laws of the state in which the repesentative resides. If required, we will file a new registration statement with the Securities and Exchange Commission with respect to the securities underlying the warrants prior to the exercise of such warrants and will deliver a prospectus with respect to such securities to the representative as required by Section 10(a)(3) of the Securities Act.



     Pursuant to Rule 2710(a)(7)(A) of the NASD Conduct Rules, the warrants acquired by the representative will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of this offering, except to officers or partners (not directors) of the representative and members of the selling group and their officers or partners.



     In addition to the above, we have granted to the representative an option exercisable for 45 days from the effective date, to purchase up to an additional 180,000 shares of class A common stock and an additional 180,000 warrants at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus (the over-allotment option). The underwriters (or the representative individually at its option) may exercise this option solely to cover over-allotments in the sale of our securities being offered by this prospectus.



     Prior to this offering, there has been no public market for our securities and there can be no assurances that an active public market for our securities will be developed or, if developed, sustained after this offering. The initial public offering price of our class A common stock offered hereby and the exercise price and terms of our warrants has been arbitrarily determined by negotiations between us and the representative and may bear no relationship to our current earnings, book value, net worth or other established valuation criteria. The factors considered in determining the initial public offering prices included an evaluation by our management and the representative of the history of and prospects for the industry in which we compete, an assessment of management, our prospects, our capital structure, and certain other factors deemed relevant. The initial public offering prices do not necessarily bear any relationship to our assets, book value, earnings or other established criterion of value. Such prices are subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the shares of class A common stock and/or warrants will develop after the close of the public offering, or if a public market in fact develops, that such public market will be sustained, or that the shares of class A common stock and/or warrants can be resold at any time at the initial public offering prices or any other prices.



     We have agreed to pay our underwriters an underwriting discount--a commission of ten percent (10%) of the gross proceeds of this offering, including the gross proceeds from the sale of the over-allotment option, if exercised. We have also agreed to reimburse the representative on a non-accountable basis for their expenses in the amount of three (3%) of the gross proceeds of this offering, including proceeds from any securities purchased pursuant to the over-allotment option. The representative's expenses in excess of the non-accountable expense allowance will be paid by the representative. To the extent that the expenses of the representative are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to the representative.



     We have agreed to engage Nutmeg Securities, Ltd. and Emerson Bennett & Associates, Inc. as consultants for a period of two (2) years from the closing of this offering, at a fee of $60,000 per annum payable to the representative, commencing on the effective date and continuing for a period of two years. As a consultant, Nutmeg Securities, Ltd. and Emerson Bennett & Associates, Inc., will provide us with (1) general financial consulting services and advice pertaining to our business affairs; (2) assistance in developing, studying and evaluating financing and capital structure; (3) mergers and acquisitions activity and corporate financing proposals; (4) prepare reports and studies; and (5) assist in negotiations and discussions pertaining to the above.



     We have agreed to indemnify the underwriters against any costs or liabilities incurred by the representative by reasons of misstatements or omissions to state material facts in connection with statements made in the registration statement or the prospectus. The representative has, in turn agreed to indemnify us against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the prospectus, based on information relating to the representative and furnished in writing by the representative. To the extent that this indemnification may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.



     Shares of common stock held by our existing shareholders immediately prior to the effective date and any other securities issued for a period of twelve months from the effective date (other than those offered hereby, including the underlying securities, the representative's warrants and the underlying securities thereto), are subject to a 24-month lock-up period (with the exception of 35,294 shares of class A common stock issued in connection with bridge financing in the principal amount of $150,000, which are subject only to a six month lock-up period. The lock-up periods begin on the later of (1) the date of issuance or (2) the effective date, and are subject to early termination at the sole discretion of the representative. An appropriate legend referring to these restrictions will be marked on the face of the certificates representing all such securities. Moreover, for a period of twelve months from the effective date, we will not sell or otherwise dispose of any securities without the prior written consent of the representative.



     The representative of the underwriters shall have the right to designate of a member of the board of directors, or at the representative's option, to designate one individual to attend the meetings of our board of directors for a period of three years after the effective date.



     The foregoing is a summary of the principal terms of the agreement described above and does not purport to be complete. Reference is made to the underwriting agreement which is filed as an exhibit to the registration statement.



     Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock and warrants, including stabilizing transactions in accordance with Rule 104 of Regulation M. Under Regulation M persons may bid for or purchase of common stock for the purpose of stabilizing its market price.



     In connection with this offering, certain underwriters (and selling group members) may engage in passive marketing transactions in class A common stock and warrants on NASDAQ in accordance with Rule 103 of Regulation M.



                                 LEGAL MATTERS



     Legal matters in connection with our class A common stock and our warrants being offered hereby will be passed upon for us by Atlas, Pearlman, Trop & Borkson, P.A., Fort Lauderdale, Florida. Affiliates of the firm own 1,176 shares of our class A common stock. We are being represented as to matters of Chilean law by the law firm of Abud, Vivanco and Vergara, Santiago, Chile. Certain legal matters will be passed upon for the underwriters by the law firm of Sacher, Zelman, Stanton, Paul, Beiley & Van Sant, P.A., Miami,

Florida. Atlas, Pearlman, Trop & Borkson, P.A. has from time to time provided legal representation to Emerson Bennett & Associates, one of the underwriters.



                                    EXPERTS



     Our balance sheets, including our subsidiary, Tepual, as of December 31, 1998 and 1997, and the related statements of income, stockholders' equity and cash flows for the years then ended, included in this prospectus have been so included in reliance upon the report of Spear, Safer, Harmon & Co., P.A., independent accountants, given on authority of Spear, Safer, Harmon & Co., P.A. as experts in auditing and accounting.

                             BIO-AQUA SYSTEMS, INC.
                         COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Bio-Aqua Systems, Inc.
Boca Raton, Florida


We have audited the accompanying combined balance sheets of Bio-Aqua Systems, Inc. (the "Company") as of December 31, 1998 and 1997, and the related combined statements of income, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


The combined financial statements give retroactive effect to the tax free exchange of shares between the Company and Tepual, S.A., which will be effectuated at the time of the closing of a public offering of the Company's stock, which has been accounted for as a combination of entities under common control under the pooling of interests method as described in Note 1 to the combined financial statements. Generally accepted accounting principles prescribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation as if the business combination occurred for the periods presented. In addition, they will become the historical combined financial statements of the Company after financial statements covering the date of consummation of the business are issued.



In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Bio-Aqua Systems, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.


                                          SPEAR, SAFER, HARMON & CO.

Miami, Florida
February 26, 1999

                             BIO-AQUA SYSTEMS, INC.
                            COMBINED BALANCE SHEETS



                                                                                                DECEMBER 31,
                                                                            JUNE 30,      ------------------------
                                                                              1999           1998          1997
                                                                           -----------    ----------    ----------
                                                                           (UNAUDITED)
                                 ASSETS
Current Assets:
  Cash..................................................................   $   131,695    $  136,489    $   29,168
  Accounts receivable...................................................     2,886,114     2,981,674     1,583,271
  Due from related parties (Note 2).....................................         5,865            --       250,672
  Other receivables.....................................................            --        69,082        65,646
  Inventory.............................................................       793,086       761,869       297,946
  Income taxes receivable (Note 3)......................................        37,192        52,231       134,949
  Offering costs........................................................       205,127            --            --
  Other current assets (Note 4).........................................       587,671       183,325       249,278
                                                                           -----------    ----------    ----------
Total Current Assets....................................................     4,646,750     4,184,670     2,610,930
                                                                           -----------    ----------    ----------
Property and Equipment, net (Note 5)....................................       875,948       984,676     1,393,603
                                                                           -----------    ----------    ----------
Other Assets:
  Software development costs, net (Note 6)..............................     1,318,363     1,217,759     1,091,147
  Other assets (Note 7).................................................       867,032       524,645        84,624
                                                                           -----------    ----------    ----------
                                                                             2,185,395     1,742,404     1,175,771
                                                                           -----------    ----------    ----------
                                                                           $ 7,708,093    $6,911,750    $5,180,304
                                                                           -----------    ----------    ----------
                                                                           -----------    ----------    ----------
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable......................................................   $ 1,300,445    $  990,749    $  294,023
  Obligations with banks: (Note 8)
     Lines-of-credit....................................................     2,151,509     1,525,968     1,193,338
     Current portion....................................................       135,547       158,603       106,320
  Notes payable (Note 9)................................................       100,864       124,775            --
  Bridge loan payable...................................................       150,000            --            --
  Accrued expenses and other current liabilities (Note 10)..............       252,339       399,638       399,836
  Due to stockholder....................................................     1,300,000            --            --
                                                                           -----------    ----------    ----------
Total Current Liabilities...............................................     5,390,704     3,199,733     1,993,517
                                                                           -----------    ----------    ----------
Long-Term Liabilities:
  Obligations with banks, excluding current portion (Note 8)............       408,642       478,813       355,014
                                                                           -----------    ----------    ----------
Stockholders' Equity:
  Class A common stock, $.0001 par value; 20,000,000 shares authorized,
     86,294, 0, and 0 shares issued and outstanding at June 30, 1999,
     December 31, 1998 and 1997, respectively...........................             9            --            --
  Class B common stock, $.0001 par value; 2,000,000 shares authorized;
     1,700,000 shares issued and outstanding............................           170           170           170
  Preferred stock, $.0001 par value; 5,000,000 shares authorized;
     no shares issued and outstanding...................................            --            --            --
  Additional paid-in capital............................................       441,209       411,331       411,331
  Retained earnings.....................................................     1,678,723     2,879,859     2,513,274
  Cumulative translation adjustment.....................................      (211,364)      (58,156)      (93,002)
                                                                           -----------    ----------    ----------
Total Stockholders' Equity..............................................     1,908,747     3,233,204     2,831,773
                                                                           -----------    ----------    ----------
                                                                           $ 7,708,093    $6,911,750    $5,180,304
                                                                           -----------    ----------    ----------
                                                                           -----------    ----------    ----------



    The accompanying notes are an integral part of these combined financial statements.

                             BIO-AQUA SYSTEMS, INC.
                         COMBINED STATEMENTS OF INCOME


                                                          SIX MONTHS                      YEAR ENDED
                                                        ENDED JUNE 30,                   DECEMBER 31,
                                                  --------------------------      --------------------------
                                                     1999            1998            1998            1997
                                                  ----------      ----------      ----------      ----------
                                                         (UNAUDITED)
Revenues.....................................     $2,963,040      $3,201,998      $6,873,512      $5,238,299
Cost of Operations...........................      1,968,756       2,393,983       4,853,553       3,571,678
                                                  ----------      ----------      ----------      ----------
Gross Profit.................................        994,284         808,015       2,019,959       1,666,621
General and Administrative Expenses..........        846,170         707,264       1,429,049       1,185,000
                                                  ----------      ----------      ----------      ----------
Income from Operations.......................        148,114         100,751         590,910         481,621
                                                  ----------      ----------      ----------      ----------
Other Income (Expenses):
  Other, net.................................        153,618          33,312          24,060         203,353
  Interest expense...........................       (202,868)       (122,445)       (280,266)       (231,805)
  Loss on investment in related parties......             --              --         (23,082)        (64,768)
  Gain on sale of property and
     equipment...............................             --              --          54,963              --
                                                  ----------      ----------      ----------      ----------
                                                     (49,250)        (89,133)       (224,325)        (93,220)
                                                  ----------      ----------      ----------      ----------
Net Income...................................     $   98,864      $   11,618      $  366,585      $  388,401
                                                  ----------      ----------      ----------      ----------
                                                  ----------      ----------      ----------      ----------
Net Income Per Common Share..................     $      .06      $      .01      $     0.22      $     0.23
                                                  ----------      ----------      ----------      ----------
                                                  ----------      ----------      ----------      ----------
  Weighted Average Common Shares
     Outstanding.............................      1,739,882       1,700,000       1,700,000       1,700,000
                                                  ----------      ----------      ----------      ----------
                                                  ----------      ----------      ----------      ----------


    The accompanying notes are an integral part of these combined financial statements.

                             BIO-AQUA SYSTEMS, INC.
                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY


                                              CLASS A  CLASS B   ADDITIONAL               CUMULATIVE       TOTAL
                                              COMMON   COMMON    PAID-IN      RETAINED    TRANSLATION  STOCKHOLDERS'
                                              STOCK    STOCK     CAPITAL      EARNINGS    ADJUSTMENT      EQUITY
                                              ------   ------   ----------   ----------   ----------   --------------
Balance at December 31, 1996...............    $ --     $170     $411,331    $2,124,873   $(403,628)    $  2,132,746
  Net income...............................      --       --           --       388,401          --          388,401
  Translation adjustment...................      --       --           --            --     310,626          310,626
                                               ----     ----     --------    ----------   ----------    ------------
Balance at December 31, 1997...............      --      170      411,331     2,513,274     (93,002)       2,831,773
  Net income...............................      --       --           --       366,585          --          366,585
  Translation adjustment...................      --       --           --            --      34,846           34,846
                                               ----     ----     --------    ----------   ----------    ------------
Balance at December 31, 1998...............      --      170      411,331     2,879,859     (58,156)       3,233,204
  Issuance of common stock.................       9       --       29,878            --          --           29,887
  Net income (unaudited)...................      --       --           --        98,864          --           98,864
  Distribution to stockholder
    (unaudited)............................      --       --           --    (1,300,000)         --       (1,300,000)
  Translation adjustment (unaudited).......      --       --           --            --    (153,208)        (153,208)
                                               ----     ----     --------    ----------   ----------    ------------
Balance at June 30, 1999 (unaudited).......    $  9     $170     $441,209    $1,678,723   $(211,364)    $  1,908,747
                                               ----     ----     --------    ----------   ----------    ------------
                                               ----     ----     --------    ----------   ----------    ------------


    The accompanying notes are an integral part of these combined financial statements.

                             BIO-AQUA SYSTEMS, INC.
                       COMBINED STATEMENTS OF CASH FLOWS



                                                                  SIX MONTHS ENDED                YEARS ENDED
                                                                      JUNE 30,                    DECEMBER 31,
                                                             --------------------------    --------------------------
                                                                1999           1998           1998           1997
                                                             -----------    -----------    -----------    -----------
                                                             (UNAUDITED)    (UNAUDITED)
Cash Flows from Operating Activities:
  Net income..............................................    $  98,864      $  11,618     $   366,585    $   388,401
     Adjustments to reconcile net income to net cash (used
       in) provided by operating activities:
       Depreciation and amortization......................      117,777        132,460         255,732        283,588
       Loss on investment in related party................           --             --          23,082         64,768
       Gain on sale of property and equipment.............           --             --         (54,963)            --
       Translation adjustment.............................     (153,208)       277,236          34,846        310,626
     Changes in assets and liabilities:
       Decrease (increase) in:
       Accounts receivable................................      310,440       (359,496)     (1,398,403)     1,322,729
       Other receivables..................................       69,082       (196,987)         (3,436)        59,354
       Inventory..........................................      (31,217)      (167,913)       (463,923)       749,054
       Income taxes receivable............................       15,039         71,109          82,718          4,051
       Other current assets...............................     (386,699)       242,640          65,953        (62,278)
       Software development costs.........................     (100,604)       (34,683)       (154,612)      (331,974)
       Other assets.......................................     (342,387)       (42,692)       (463,103)        (6,392)
     Increase (decrease) in:
       Accounts payable...................................      309,696         50,973         696,726       (502,977)
       Accrued expenses and other current liabilities.....     (147,299)       106,864          90,218     (1,868,164)
                                                              ---------      ---------     -----------    -----------
  Net Cash (Used in) Provided by Operating Activities.....     (240,516)        91,129        (922,580)       410,786
                                                              ---------      ---------     -----------    -----------
  Cash Flows from Investing Activities:
     Acquisition of property and equipment................       (9,049)        (8,519)       (195,761)       (28,618)
     Proceeds from sale of property and equipment.........           --             --         431,919             --
                                                              ---------      ---------     -----------    -----------
  Net Cash (Used in) Provided by Investing Activities.....       (9,049)        (8,519)        236,158        (28,618)
  Cash Flows from Financing Activities:
     Net proceeds (payments) of lines-of-credit...........      625,541        (61,269)        332,630         90,338
     Net proceeds from related parties....................     (220,745)        95,679         250,672         54,328
     Proceeds from bridge loan............................      150,000             --              --             --
     Costs of public offering.............................     (192,887)            --              --             --
     Proceeds of long-term debt...........................           --             --         236,161             --
     Payments of long-term debt...........................     (117,138)      (116,303)        (25,720)      (500,666)
                                                              ---------      ---------     -----------    -----------
  Net Cash Provided by (Used in) Financing Activities.....      244,771        (81,893)        793,743       (356,000)
                                                              ---------      ---------     -----------    -----------
  (Decrease) Increase in Cash.............................       (4,794)           717         107,321         26,168
  Cash--Beginning of Period...............................      136,489         29,168          29,168          3,000
                                                              ---------      ---------     -----------    -----------
  Cash--End of Period.....................................    $ 131,695      $  29,885     $   136,489    $    29,168
                                                              ---------      ---------     -----------    -----------
                                                              ---------      ---------     -----------    -----------
  Supplemental Disclosure of Cash Flow Information:
     Cash paid during the year for interest...............    $ 202,868      $ 122,445     $   280,266    $   231,805
  Supplemental Disclosure of Non-Cash Financing
     Activities:
     Issuance of Class A common stock in connection with
       offering...........................................       29,887             --              --             --


    The accompanying notes are an integral part of these combined financial statements.

                             BIO-AQUA SYSTEMS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

               (UNAUDITED) WITH RESPECT TO JUNE 30, 1999 AND 1998


NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization--Bio-Aqua Systems, Inc., (the "Company"), is a Florida corporation incorporated in March 1999 as a holding company to acquire Tepual, S.A., a Chilean corporation. Tepual, S.A. is in the business of researching and developing of production and control systems related to animal nutrition. The Company provides brokerage services and technical advice in the production of meals for feed for aquaculture, poultry and cattle farming. In addition, the Company researches poultry vaccines.


     Basis of Presentation--Subsequent to December 31, 1998, the Company entered into an agreement to acquire 99.9% of the issued and outstanding common stock of Tepual, S.A., in exchange for 1,700,000 shares of Class B common stock which will be effective as of the closing of the initial public offering of the Company's stock. (See Note 12 for more details.) In order to comply with Chilean law and the requirements of the Central Bank of Chile for foreign investments, two stock purchase agreements will be effectuated at the time of the closing of the initial public offering of the Company's stock whereby (i) Atik, S.A. ("Atik"), a Chilean corporation and Flagship Imports Corporation ("Flagship"), a Bahamian corporation shall purchase 1,699,900 shares of Class B common stock and, (ii) the Company shall purchase Atik and Flagship's 99.9% interest in Tepual, S.A. and Tepual, S.A. shall then become a majority owned (99.9%) subsidiary of the Company. The substance of this transaction is an exchange of shares between the Company and Atik and Flagship which is accounted for as a combination of entities under common control under the pooling of interests method. Generally accepted accounting principles prescribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation as if the business combination occurred at the beginning of the first period presented. Accordingly, the combined financial statements for all periods presented have been prepared assuming the acquisition by the Company took place on January 1, 1997, that the Company was incorporated on that date, and the exchange of shares was effectuated at that time. Because the Company was not formed until March 1999, historical and proforma financial statements are not included herein because the assets, liabilities, revenues and expenses and net income of Bio-Aqua Systems, Inc. are not material to the information presented. These financial statements will become the historical combined financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.



     Functional Currency--The financial statements have been translated in accordance with the provisions set forth in Statement of Financial Accounting Standards No. 52, from Chilean pesos (the functional currency) into US dollars (the reporting currency). The exchange rate used at June 30, 1999, December 31, 1998 and 1997, respectively, was 518.90 pesos to U.S. $1, 473.77 pesos to U.S. $1 and 439.18 pesos to U.S. $1. The weighted average exchange rate used in June 30, 1999 and 1998, December 31, 1998 and 1997 was 485.72 pesos to U.S. $1,
443.26 pesos to U.S. $1, 465.98 pesos to U.S. $1 and 420.69 pesos to U.S. $1, respectively.


     Revenue Recognition--The Company earns revenues principally from the sale of different types of meals (fish, feather, and krill) used in the production of animal feed as well as its automatic fish meal processing control system. The Company also researches vaccines and other types of meals for its customers. In the case of meal sales, revenue is recognized at the point of sale of goods to its customers. Revenue associated with research services are recognized when the services are performed.


     Royalty income in included in other income and is recognized on the basis of terms specified in contractual agreements, normally as earned.



     Concentrations of Credit Risk--Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. The Company places its cash with high credit quality financial institutions. A significant portion of the Company's sales are to several large customers and, as such, the Company is directly affected by the well-being of those customers.

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)



               (UNAUDITED) WITH RESPECT TO JUNE 30, 1999 AND 1998


NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--
(CONTINUED)


However, the credit risk associated with trade receivables is mitigated due to the Company's customer base and ongoing control procedures which monitor the credit worthiness of customers. Historically, the Company has not experienced losses on trade receivables. Therefore, no allowance for bad debts is deemed necessary. At June 30, 1999, December 31, 1998 and 1997, approximately 22%, 20% and 20%, respectively, of the Company's consolidated accounts receivable was attributable to one customer.


     Inventory--Inventory consists primarily of fish, feather, and krill meal and are stated at the lower of cost or market. Cost is determined using the weighted average method.

     Property and Equipment--Property and equipment are recorded at cost. Depreciation is provided on the straight-line method based on the estimated useful life of the asset ranging from three to ten years.


     Software Development Cost--The Company develops and manufacturers a computerized process to facilitate the production of the highest nutrient level in fish meal. In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," the Company capitalizes the direct costs and allocated overhead associated with the development of software products used in the processing of fish meal. Initial costs are charged to operations as research prior to the development of a detailed program design or a working model. Costs incurred subsequent to the product release, and research and development performed under contract are charged to operations.


     Capitalized costs are amortized over the estimated total number of units to be sold on the straight-line basis. Unamortized costs are carried at the lower of book value or net realizable value.

     Income Taxes--In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Foreign Operations--As the Company operates almost exclusively outside of the United States, one must be aware of the potential for both economic and political change in the business environment, different than that of the United States. The success of the Company depends on the success of its foreign operations and a stable economic and political environment of those countries.


     Earnings Per Common Share--Earnings per common share are based on the weighted average number of shares outstanding of 1,739,882 and 1,700,000 for the periods ended June 30, 1999 and 1998 and 1,700,000 for the years ended
December 31, 1998 and 1997, giving effect to common stock equivalents, none of which existed in the aforementioned periods.


     Recent Pronouncements--In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings per Share" and Statement of Financial Accounting Standards No. 129 "Disclosure of Information About Capital Structure" which are both effective for fiscal years beginning after December 15, 1997. SFAS No. 128 simplifies the current required calculation of earnings per share ("EPS") under APB No. 15, "Earnings per Share", by replacing the existing calculation of primary EPS with a basic EPS calculation. It requires a dual presentation for complex capital structures of basic and diluted EPS on the face of the income statement and requires a reconciliation of basic EPS factors

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


               (UNAUDITED) WITH RESPECT TO JUNE 30, 1999 AND 1998


NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--
(CONTINUED)

to diluted EPS factors. SFAS No. 129 requires disclosure of the Company's capital structure. There was no material impact to the Company's EPS calculation or financial statement presentation and disclosure due to the adoption of SFAS No. 128 and SFAS No. 129.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements which requires the Company to (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. There was no material impact to the Company's financial reporting or presentation due to the adoption of SFAS No. 130.

     Also in June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures About Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", and amends SFAS
No. 94, "Consolidation of All Majority-Owned Subsidiaries". SFAS No. 131 requires annual financial statements to disclose information about products and services, geographic areas, and major customers based on a management approach, along with interim reports. The management approach requires disclosing financial and descriptive information about an enterprise's reportable operating segments based on reporting information the way management organizes the segments for making business decisions and assessing performance. It also eliminates the requirement to disclose additional information about subsidiaries that were not consolidated. This new management approach may result in more information being disclosed than presently practiced and require new interim information not previously presented. There was no material impact to the Company's financial reporting or presentation due to the adoption of SFAS
No. 131.

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 "Employers' Disclosures About Pensions and Other Postretirement Benefits--An Amendment of FASB Statements No. 87, 88, and 106" which is effective for fiscal years beginning after December 15, 1 997. SFAS No. 132 revises only the employers' disclosures about pension and other postretirement benefit plans; it does not change the measurement or recognition of such plans. Since the Company does not have such plans, there is no impact to the Company's financial reporting or presentation due to the adoption of SFAS No. 132.

     Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Interim Financial Statements--The accompanying interim unaudited combined financial information has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments and eliminations consisting only of normal recurring adjustments, necessary to present fairly the combined financial position of the Company as of June 30, 1999 and the combined results of its operations and cash flows for the six months ended June 30,

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


               (UNAUDITED) WITH RESPECT TO JUNE 30, 1999 AND 1998


NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--
(CONTINUED)


1999 and 1998, have been included. The results of operations for such interim period are not necessarily indicative of the results for the full year.


NOTE 2--RELATED PARTY TRANSACTIONS


     During 1998 and 1997, the Company earned royalty income of approximately $9,000 and $57,000, respectively from an affiliated company. As of December 31, 1997, $123,186 was due from this affiliate. No amounts were due as of June 30, 1999 and 1998 and December 31, 1998.



     Also during 1998 and 1997, the Company made advances to other affiliated companies. As of June 30, 1999, December 31, 1998 and 1997, $5,865, $-0- and
$250,672, respectively, were due from these affiliates.


NOTE 3--INCOME TAXES

     In Chile, the Company is subject to income taxes at a statutory rate of 15% of taxable income, as defined. For the period ended June 30, 1999 and the years ended December 31, 1998 and 1997, the Company had no taxable income due to various credits and incentives provided by the government of Chile. In addition, the Company made estimated income tax payments during those years and is due a refund.

     The following is a reconciliation of the statutory tax rates:

                                                                                           YEARS ENDED
                                                                          PERIOD ENDED     DECEMBER 31,
                                                                            JUNE 30,      ---------------
                                                                              1999        1998       1997
                                                                          ------------    ----       ----
                                                                          (UNAUDITED)
Statutory tax rate.....................................................         15%        15%         15%
Credits and incentives from government.................................        (15)       (15)        (15)
                                                                              ----        ----       ----
Effective tax rate.....................................................          0%         0%          0%
                                                                              ----        ----       ----
                                                                              ----        ----       ----


     As mentioned above, while the Company has incurred no income taxes for the period ended June 30, 1999 and the years ended December 31, 1998 and 1997, it has made monthly estimated tax payments in excess of the tax due which coupled with the aforementioned credits has yielded income tax recoverables.



     The Company was not liable for U.S. income taxes for the years ended December 31, 1998 and December 31, 1997, because all earnings were generated by the Chilean subsidiary and no earnings were repatriated to the Company for these reporting periods. Therefore, no deferred tax assets or liabilities are attributable to these years other than those reported by the subsidiary in its regional operations. A deferred tax liability was recognized at June 30, 1999, December 31, 1998 and 1997 for approximately $74,000, $74,000 and $80,000, respectively and is included in accrued expenses and other current liabilities.

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


               (UNAUDITED) WITH RESPECT TO JUNE 30, 1999 AND 1998


NOTE 4--OTHER CURRENT ASSETS

     Other current assets consist of the following:

                                                                                        DECEMBER 31,
                                                                      JUNE 30,      --------------------
                                                                        1999          1998        1997
                                                                     -----------    --------    --------
                                                                     (UNAUDITED)
Advances to vendors...............................................    $ 550,864     $175,167    $233,765
Prepaid expenses..................................................       17,160        8,158      10,112
Bridge loan financing.............................................       19,647           --          --
Other.............................................................           --           --       5,401
                                                                      ---------     --------    --------
                                                                      $ 587,671     $183,325    $249,278
                                                                      ---------     --------    --------
                                                                      ---------     --------    --------

5. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                                    DECEMBER 31,
                                                               JUNE 30,      --------------------------
                                                                 1999           1998           1997
                                                              -----------    -----------    -----------
                                                              (UNAUDITED)
Furniture and fixtures.....................................   $   154,928    $   154,928    $   154,701
Machinery and equipment....................................     1,517,561      1,508,512      1,503,316
Buildings and improvements.................................       238,053        238,053        238,053
Land.......................................................        39,511         39,511        317,523
Other......................................................        95,531         95,531         91,605
Vehicles...................................................        94,446         94,446         94,446
                                                              -----------    -----------    -----------
                                                                2,140,030      2,130,981      2,399,644
                                                              -----------    -----------    -----------
                                                              -----------    -----------    -----------
Less accumulated depreciation..............................    (1,264,082)    (1,146,305)    (1,006,041)
                                                              -----------    -----------    -----------
                                                              $   875,948    $   984,676    $ 1,393,603
                                                              -----------    -----------    -----------
                                                              -----------    -----------    -----------

     Depreciation expense was $117,777, $132,460, $227,732 and $283,588 for the
six months ended June 30, 1999 and 1998 and the years ended December 31, 1998 and 1997, respectively.

     During 1998, the Company sold land with a cost basis of approximately $278,000.

NOTE 6--SOFTWARE DEVELOPMENT COSTS

                                                                                      DECEMBER 31,
                                                                  JUNE 30,      ------------------------
                                                                    1999           1998          1997
                                                                 -----------    ----------    ----------
                                                                 (UNAUDITED)
Balance, beginning of period..................................   $ 1,217,759    $1,091,147    $  759,173
Current period:
  Total expenditures..........................................       358,574       580,807       564,102
  Less research and development expenses......................      (257,970)     (426,195)     (232,128)
                                                                 -----------    ----------    ----------
Net capitalized costs.........................................       100,604       154,612       331,974
                                                                 -----------    ----------    ----------
Total amortizable costs.......................................     1,318,363     1,245,759     1,091,147
Less current period's amortization............................            --       (28,000)           --
                                                                 -----------    ----------    ----------
Net capitalized software development costs....................   $ 1,318,363    $1,217,759    $1,091,147
                                                                 -----------    ----------    ----------
                                                                 -----------    ----------    ----------

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


               (UNAUDITED) WITH RESPECT TO JUNE 30, 1999 AND 1998


NOTE 6--SOFTWARE DEVELOPMENT COSTS--(CONTINUED)

     In management's opinion, the net realizable value of future sales will exceed the carrying value of unamortized software development costs; therefore, no adjustment to carrying value is required.


     Software development costs are being amortized over the number of units sold. There were no units sold during the six months ending June 30, 1999.


     Research and development expenses are included in general and administrative expenses.

NOTE 7--OTHER ASSETS


     The Company has advanced approximately $860,000 and $500,000 to a fishing vessel company as of June 30, 1999 and December 31, 1998, respectively, (see
Note 11).


NOTE 8--OBLIGATIONS WITH BANKS

     Obligations with banks consist of the following:

                                                                                      DECEMBER 31,
                                                                  JUNE 30,      ------------------------
                                                                    1999           1998          1997
                                                                 -----------    ----------    ----------
                                                                 (UNAUDITED)
Lines-of-credit with monthly, semi-annual and annual maturity dates and interest rates ranging from 9% to 13.8% APR.;
  fully collateralized by a personal guarantee from a
  stockholder and certain assets of the Company. Currency:
  Chilean Pesos and UF........................................   $ 2,151,509    $1,525,968    $1,193,338
                                                                 -----------    ----------    ----------
                                                                 -----------    ----------    ----------

     Long-term debt consists of the following:

                                                                                        DECEMBER 31,
                                                                      JUNE 30,      --------------------
                                                                        1999          1998        1997
                                                                     -----------    --------    --------
                                                                     (UNAUDITED)
Note payable to bank with maturity date in January 2005 and fully collateralized by a personal guarantee from a stockholder and certain assets of the Company, bearing interest at 13.7%.
  Currency: Chilean Pesos and UF..................................    $ 544,189     $637,416    $461,334
Less: Current portion.............................................     (135,547)    (158,603)   (106,320)
                                                                      ---------     --------    --------
                                                                      $ 408,642     $478,813    $355,014
                                                                      ---------     --------    --------
                                                                      ---------     --------    --------

     The note payable was refinanced in October 1998 increasing the debt by approximately $236,000.

     Interest rates on all of these loans are based on the Asociacion de Bancos y Entidades Financieras, (T.A.B.) rate, which represents a daily average of the interest paid by banks on its deposits. The rate is then adjusted upwards approximately 1.5% for the banks profit, and then an additional 1.0%-1.7% reflecting the individual risk of the bank on the individual loan. There are no covenants or restrictions imposed on the aforementioned obligations with any of the banks involved.

     The UF is an indexed unit of account expressed in pesos and adjusted according to inflation (CPI).

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


               (UNAUDITED) WITH RESPECT TO JUNE 30, 1999 AND 1998


NOTE 8--OBLIGATIONS WITH BANKS--(CONTINUED)

     Future maturities of long-term debt are as follows:

YEAR ENDING
DECEMBER 31,
-----------
1999....................................................................  $  158,603
2000....................................................................      81,521
2001....................................................................      88,594
2002....................................................................      97,670
2003....................................................................     102,947
2004 and thereafter.....................................................     108,081
                                                                          ----------
                                                                          $  637,416
                                                                          ----------
                                                                          ----------

NOTE 9--NOTES PAYABLE

     Notes payable consist of various short-term loans bearing interest at rates ranging from 12% to 14% per annum. The notes are secured by approximately $274,000 of accounts receivable.

NOTE 10--ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities consist of the following:

                                                                                        DECEMBER 31,
                                                                      JUNE 30,      --------------------
                                                                        1999          1998        1997
                                                                     -----------    --------    --------
                                                                     (UNAUDITED)
Salaries and employee related payables............................    $  90,697     $120,925    $105,155
Sales and other taxes payable.....................................       16,527       87,367     195,248
Deferred taxes....................................................       73,932       73,932      79,755
Other.............................................................       71,183      117,414      19,678
                                                                      ---------     --------    --------
                                                                      $ 252,339     $399,638    $399,836
                                                                      ---------     --------    --------
                                                                      ---------     --------    --------

NOTE 11--COMMITMENTS AND CONTINGENCIES

     Operating Leases--The Company leases various offices in Santiago, Chile pursuant to operating leases. Monthly rental payments were approximately $3,000 during 1998 and 1997. Rent expense for the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998 and 1997 totaled approximately $73,000, $48,000, $119,000 and $73,000, respectively.

     Future minimum rental payments under the lease are as follows:

YEAR ENDING                                                                 ANNUAL
DECEMBER 31,                                                               PAYMENTS
------------                                                              ----------
1999....................................................................  $  144,648
2000....................................................................      17,484
                                                                          ----------
                                                                          $  162,132
                                                                          ----------
                                                                          ----------

     Commercial Agreement--During 1998, the Company entered into an agreement with Kelor Trading Ltd. ("Kelor") a fishing vessel company, for the exclusive rights to Kelor's krill products. Pursuant to the agreement, the Company has committed to advance Kelor up to $2,000,000 for its exploration. In return, Kelor agrees to pay the Company the following; (i) a 3% commission of sales,
(ii) $20 per ton of krill meal sold and (iii) 5% of krill oil produced on board by the Company's technological package.

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)



               (UNAUDITED) WITH RESPECT TO JUNE 30, 1999 AND 1998


NOTE 11--COMMITMENTS AND CONTINGENCIES--(CONTINUED)


     As of June 30, 1999 and December 31, 1998, the Company advanced approximately $860,000 and $500,000, respectively, to Kelor which is included in other assets on the accompanying 1999 and 1998 combined balance sheets. This agreement is due within 18 months with interest at a rate of 13.5%.


NOTE 12--OTHER MATTERS


     Initial Public Offering--The Company signed a letter of intent with an underwriter to offer 1,200,000 shares of Class A common stock and 1,200,000 redeemable common stock purchase warrants to the public in an initial public offering, being made on a firm commitment basis. Each of the warrants entitles the registered holder to purchase one share of Class A common stock. Total anticipated funds being raised will be approximately $6,100,000. The net proceeds will be used for the continued development of the Company.



     Royalty Agreements--In June 1998, the Company and a non-profit corporation
(CECS) entered into a 10-year agreement with R-Biopharm GMBH (Biopharm), a German company, in which the Company and CECS has agreed to provide technology it possesses with respect to a red-tide detection kit. In exchange for this technology, the Company and CECS will receive 12.5% royalties of net sales of the detection kit. Biopharm will pay a minimum of $5,000 in 1999 and a minimum of $15,000 for each remaining year under the agreement. Sales of this red tide detection kit are expected to begin in the first quarter of 2000. The royalties, including the minimum payments, will be shared 60% by the Company and 40% by CECS.



     Under a separate agreement, dated June 20, 1998, between Inual (a company related through common ownership) and Biopharm, Inual has agreed to supply Biopharm with all toxins and conjugates necessary to produce the red-tide detection test kit. This agreement provides that Inual shall receive royalties of 12.5% of the net sales of the test kit for 10 years dated from the execution of the agreement. Biopharm will pay a minimum royalty of $5,000 during 1999 and a minimum of $15,000 for each remaining year under the agreement. This payment constitutes minimum royalties against the 12.5% of net sales on an annual basis. In addition to this 12.5% royalty, Inual shall receive $400,000 from Biopharm in consideration for supplying Biopharm with a customer list for the future potential sales of the test kit. This payment is due two years from the date of the agreement. Inual transferred this contract to the Company in July 1999 and the Company shall receive 100% of its benefits.


NOTE 13--YEAR 2000 ISSUE

     Computer programs used by businesses worldwide were written using two digits rather than four digits to define the applicable year. Accordingly, these programs recognize the dates "00" and "01" as the years 1900 and 1901 rather than the years 2000 and 2001. The Company recognizes the need to ensure its operations will not be adversely impacted by year 2000 computer program failures arising from program processes and calculations misinterpreting the year 2000 date. The Company has evaluated its financial and operational systems to determine the impact the year 2000 issue will have on its operations. The Company also plans to communicate with its significant suppliers, dealers, financial institutions, and others with which it conducts business to determine the extent the Company may be impacted by third parties' failure to address the year 2000 issue. Although the Company plans to be year 2000 compliant prior to December 31, 1999 and expects no material impact to the Company's operations, there can be no assurance that the failure of the Company or such third parties to successfully address their respective year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows, and result of operations.

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)



               (UNAUDITED) WITH RESPECT TO JUNE 30, 1999 AND 1998


NOTE 14--INDUSTRY SEGMENT AND OPERATIONS BY GEOGRAPHIC AREAS

     The Company operates predominantly in one industry segment--that being the production, research, and development of animal nutrition and related products. During 1998 and 1997, sales to the top five customers amounted to approximately 65% and 52%, respectively, of total sales.


     Customers outside Chile are worldwide, but primarily in South America, United States, Asia, Europe and Australia. No single country or geographic region is significant to the overall operations of the Company. All the Company's assets are located within Chile.


NOTE 15--SUBSEQUENT EVENT

     Bridge Loan--In April and May 1999, the Company entered into several bridge loans totaling $150,000 with investors which was used for short-term operations. These loans are evidenced by promissory notes bearing interest at 8% per year. The Company is obligated to repay these notes the earlier of (i) the closing date of the aforementioned initial public offering, or (ii) ranging from October 30, 1999 to January 15, 2001. As additional consideration, the investors received 35,294 shares of Class A common stock valued at $.50 per share. The Company has capitalized these costs and are included in other current assets and are being amortized over the term of the loans. Interest expense relating to these loans amounted to $2,000 for the six months ending June 30, 1999.


     Trademarks--In June 1999, the Company entered into an agreement to purchase the outstanding common stock of Profeed, Inc., an entity related through common control, upon completion of the initial public offering ("IPO"). Profeed's sole assets consist of the Tepual and Inual trademarks and has had no other activity since its inception. The Company will purchase Profeed for $1,300,000, of which $400,000 will be paid out of the proceeds of the IPO. The balance will be paid either from sales of products sold under the Tepual and Inual brands, third party financing, or other working capital.



     As the above transaction is between related parties under common control, the above mentioned assets must be accounted for at historical cost. Such amount is immaterial and therefore, not reflected in the financial statements. Due to the related party nature of this transaction, the purchase price of $1,300,000 is recorded as a distribution and a liability, due to stockholder, in the accompanying June 30, 1999 (unaudited) combined financial statements.


     Rental and Consulting Agreement--In 1999, the Company entered into an agreement with an affiliate of one of the Company's directors to perform certain services including acting as the U.S. liaison, rental of office space and certain financial, advisory and consulting services, at an annual payment of $30,000.

     Employment Agreements--In 1999, the Company entered into a three year employment agreement with the Company's President and Chief Financial Officer. Pursuant to the terms and conditions of the employment agreements, the President shall receive an initial annual base salary of $200,000 and the Chief Financial Officer shall receive an initial annual base salary of $100,000. In addition to the base salaries, they are entitled to receive various incentives and other compensation amounting up to $100,000 and $20,000 as President and Chief Financial Officer, respectively.

     Stock Option Plan--Subsequent to year end, the Board of Directors of the Company and a majority of the Company's shareholders adopted a Stock Option Plan (the "Plan"). The Company will reserve a small amount of shares (not yet determined) of Class A common stock for issuance under this Plan. No options have been issued under the Plan.

                              1,200,000 SHARES OF
                              CLASS A COMMON STOCK



                              1,200,000 REDEEMABLE
                                  COMMON STOCK
                               PURCHASE WARRANTS

                             BIO-AQUA SYSTEMS, INC.

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                            NUTMEG SECURITIES, LTD.

                               EMERSON BENNETT &
                                ASSOCIATES, INC.

                                          , 1999

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.



     The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of Florida corporation. Our articles of incorporation and bylaws provides that we shall indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom it may indemnify thereunder.


     The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.


     The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.



     Pursuant to the terms of the underwriting agreement, our directors and officers also are indemnified against certain civil liabilities that they may incur under the Securities Act.



     To the limit indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or control persons control, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



     The following table sets forth the expenses (other than underwriting discounts expected to be incurred in connection with the offering described in this registration statement. All amounts are estimated except the registration fee, NASD Fee and the underwriters' non-accountable expense allowance.



Securities and Exchange Commission/Registration fee and other documents*....................   $  5,400
NASD filing fee*............................................................................      2,500
NASDAQ filing fee*..........................................................................      8,000
Printing and engraving expenses*............................................................     65,000
Accounting fees and expenses*...............................................................     50,000
Legal fees and expenses*....................................................................    200,000
Blue Sky fees and expenses*.................................................................     18,850
Transfer Agent fees and expenses*...........................................................        750
                                                                                               --------
     Total*.................................................................................   $350,500
                                                                                               --------
                                                                                               --------


------------------
* Estimated


     We will pay all of the above expenses of this offering.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.



     On March 18, 1999, we issued 100 shares of class B common stock to Mr. Rutman, our president, chief executive officer and chairman of the board for par value, as promotional shares. The issuance of the shares of class B common stock were exempt from registration pursuant to Section 4(2) of the Securities Act.



     Between April and May 1999, six (6) unrelated, accredited investors loaned us $150,000 (at an interest rate of 8% per year). As consideration for this loan, the investors received an aggregate of 35,294 shares of class A common stock. These investors had access to, or were otherwise provided with, our information, including financial. On March 18, 1999, we issued 51,000 shares of class A common stock to David Mayer at our formation. Accordingly, the issuance of the shares of class A common stock were exempt from registration pursuant to
Section 4(2) of the Securities Act.



     As of the effective date, Flagship Import Export Corporation, wholly-owned and controlled by Mr. Rutman and Atik, owned and controlled by Paulina and Andrea Rutman, will purchase 1,699,900 shares of class B common stock for $3,540,290. The shareholders of Flagship Import Export Corporation and Atik were provided with, or otherwise had access to, our information, including financial. Accordingly, the issuances of the shares of class B common stock to Flagship Import Export Corporation and Atik will be exempt from registration pursuant to
Section 4(2) of the Securities Act.


ITEM 27. EXHIBITS.


EXHIBIT NO.         DESCRIPTION OF EXHIBIT
-----------         ----------------------
   1.1         --   Form of Underwriting Agreement(1)
   1.2         --   Form of Agreement Among Underwriters(1)
   1.3         --   Form of Selected Dealers Agreement(1)
   1.4         --   Lock-Up Agreement(1)
   2.1         --   stock Purchase Agreement between Flagship Import Export Corporation and Bio-Aqua for the purchase of class B common stock(2)
   2.2         --   Stock Purchase Agreement between Bio-Aqua and Flagship Import Export Corporation for the purchase of shares of Tepual S.A.(2)
   2.3         --   Stock Purchase Agreement between Atik, S.A. and Bio-Aqua for the purchase of class B common stock(2)
   2.4         --   Stock Purchase Agreement between Bio-Aqua and Atik, S.A. for the purchase of shares of Tepual
                    S.A.(2)
   2.5         --   Stock Purchase Agreement between Profeed, Inc. and Bio-Aqua for the acquisition of Profeed, Inc.
                    and the rights to the Tepual(Trademark) and Inual(Trademark) brands and trademarks(1)
   3.1         --   Bio-Aqua's Articles of Incorporation(2)
   3.1(a)      --   Articles of Amendment to the Articles of Incorporation of Bio-Aqua(1)
   3.2         --   Bio-Aqua's Bylaws(2)
   4.1         --   Form of warrant agreement together with the form of warrant certificate(1)
   4.2         --   Form of representative's warrant agreement together with the form of representative's purchase warrant certificate(1)
   4.3         --   Form of class A common stock certificate(1)
   5.1         --   Opinion of Atlas, Pearlman, Trop & Borkson, P.A.(1)
  10.1         --   Stock Option Plan(2)
  10.2         --   Association Agreement between Tepual S.A. and Centro de Estudios Cientificos de Santiago and
                    Implementation Agreement (2)
  10.3         --   Agreement between Tepual S.A., Centro de Estudios Cientificos de Santiago and R-Biopharm(2)
  10.4         --   Agreement Between Inual S.A. and R-Biopharm(2)
  10.5         --   Distribution Agreement between Inual S.A. and R-Biopharm(2)
  10.6         --   License Agreement between Tepual S.A. and Biosur S.A.C.(2)
  10.7         --   Marketing Agreement between Tepual S.A. and Biosur S.A.(2)
  10.8         --   Commercial Agreement between Tepual S.A. and Kelor Trading Ltd.(2)
  10.9         --   Form of Bridge Loan Documents(2)
  10.10        --   Employment Agreement between Tepual S.A. and Max Rutman(1)
  10.11        --   Employment Agreement between Tepual S.A. and Guillermo Quiroz(2)

EXHIBIT NO.         DESCRIPTION OF EXHIBIT
-----------         ----------------------
  10.12        --   Consulting Agreement between Bio-Aqua and David Mayer(1)
  10.13        --   Recognition of Bank Note with Hemisphere National Bank(1)
  10.14        --   Recognition of Bank Note with Corpbanca(1)
  10.15        --   Recognition of Bank Note with Banco Sud Americano(1)
  10.16        --   Recognition of Bank Note with Banco Santander(1)
  10.17        --   Recognition of Bank Note with Banco do Brasil(1)
  10.18        --   Lease Agreement between Bio-Aqua and Andean Financial Corporation(1)
  10.19        --   Lease Agreement between Tepual and Kaman Construcciones Limitada(1)
  10.20        --   Lease Agreement between Tepual and Don Lindor Ltda.(1)
  10.21        --   Lease Agreement between Tepual and Centrovet Ltda.(1)
  10.22        --   Lease Agreement between Tepual and Turteltaub(1)
  21           --   Subsidiaries of Registrant(2)
  23.1         --   Consent of Atlas, Pearlman, Trop & Borkson, P.A. (to be included in its opinion filed as
                    Exhibit 5.1)(1)
  23.2         --   Consent of Spear, Safer, Harmon & Co. P.C.(1)
  27           --   Financial Data Schedule(1)
  99.3         --   U.S. Patent Application for PSP Red Tide Detection Kit(2)
  99.4         --   U.S. Patent Application for Red Tide Cleansing System(2)
  99.5         --   Consent of Guillermo Quiroz(1)
  99.6         --   Consent of Nestor Lagos(1)
  99.7         --   Consent of Sergio Vivanco(1)


------------------


(1) Filed herewith



(2) Previously filed


ITEM 28. UNDERTAKINGS.


     We undertake that:



          (a) we will file, during any period in which we offer or sell our securities, a post-effective amendment to this registration statement to:



             (1) include any prospectus required by section 10(a)(3) of the Securities Act;



             (2) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and



             (3) include any additional or changed material information on the plan of distribution;



             (4) for determining liability under the Securities Act, we will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.



             (5) we will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.



             (6) we will provide to the underwriter at the closing of this offering certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.



          (b) As indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than our the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



          (c) We hereby undertake that:



             (1) For determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.



             (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS OF FILING ON FORM SB-2 AND AUTHORIZES THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF FT. LAUDERDALE, STATE OF FLORIDA, ON THIS 26 DAY OF AUGUST, 1999.


                                          BIO-AQUA SYSTEMS, INC.

                                          By:        /s/ MAX RUTMAN
                                              ----------------------------------
                                                         Max Rutman
                                               President and Chief Executive
                                                         Officer


     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT WAS SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED.



                SIGNATURE                                      TITLE                             DATE
                ---------                                      -----                             ----
              /s/ MAX RUTMAN                President and Chief Executive Officer and         August 26, 1999
------------------------------------------  Director (Principal Executive Officer)
                Max Rutman


           /s/ GUILLERMO QUIROZ             Chief Financial Officer (Principal                August 26, 1999
------------------------------------------  Financial and Accounting Officer)
             Guillermo Quiroz


             /s/ DAVID MAYER                Director                                          August 26, 1999
------------------------------------------
               David Mayer

                                 EXHIBIT INDEX


EXHIBIT NO.         DESCRIPTION OF EXHIBIT
-----------         ----------------------
   1.1         --   Form of Underwriting Agreement(1)
   1.2         --   Form of Agreement Among Underwriters(1)
   1.3         --   Form of Selected Dealers Agreement(1)
   1.4         --   Lock-Up Agreement(1)
   2.1         --   Stock Purchase Agreement between Flagship Import Export Corporation and Bio-Aqua for the purchase of class B common stock(2)
   2.2         --   Stock Purchase Agreement between Bio-Aqua and Flagship Import Export Corporation for the purchase of shares of Tepual S.A.(2)
   2.3         --   Stock Purchase Agreement between Atik, S.A. and Bio-Aqua for the purchase of class B common stock(2)
   2.4         --   Stock Purchase Agreement between Bio-Aqua and Atik, S.A. for the purchase of shares of Tepual
                    S.A.(2)
   2.5         --   Stock Purchase Agreement between Profeed, Inc. and Bio-Aqua for the acquisition of Profeed, Inc.
                    and the rights to the TepualTM and InualTM brands and trademarks(1)
   3.1         --   Bio-Aqua's Articles of Incorporation(2)
   3.1(a)      --   Articles of Amendment to the Articles of Incorporation of Bio-Aqua(1)
   3.2         --   Bio-Aqua's Bylaws(2)
   4.1         --   Form of warrant agreement together with the form of warrant certificate(1)
   4.2         --   Form of representative's warrant agreement together with the form of representative's purchase warrant certificate(1)
   4.3         --   Form of class A common stock certificate(1)
   5.1         --   Opinion of Atlas, Pearlman, Trop & Borkson, P.A.(1)
  10.1         --   Stock Option Plan(2)
  10.2         --   Association Agreement between Tepual S.A. and Centro de Estudios Cientificos de Santiago and
                    Implementation Agreement (2)
  10.3         --   Agreement between Tepual S.A., Centro de Estudios Cientificos de Santiago and R-Biopharm(2)
  10.4         --   Agreement Between Inual S.A. and R-Biopharm(2)
  10.5         --   Distribution Agreement between Inual S.A. and R-Biopharm(2)
  10.6         --   License Agreement between Tepual S.A. and Biosur S.A.C.(2)
  10.7         --   Marketing Agreement between Tepual S.A. and Biosur S.A.(1)
  10.8         --   Commercial Agreement between Tepual S.A. and Kelor Trading Ltd.(2)
  10.9         --   Form of Bridge Loan Documents(2)
  10.10        --   Employment Agreement between Tepual S.A. and Max Rutman(1)
  10.11        --   Employment Agreement between Tepual S.A. and Guillermo Quiroz(2)
  10.12        --   Consulting Agreement between Bio-Aqua and David Mayer(1)
  10.13        --   Recognition of Bank Note with Hemisphere National Bank(1)
  10.14        --   Recognition of Bank Note with Corpbanca(1)
  10.15        --   Recognition of Bank Note with Banco Sud Americano(1)
  10.16        --   Recognition of Bank Note with Banco Santander(1)
  10.17        --   Recognition of Bank Note with Banco do Brasil(1)
  10.18        --   Lease Agreement between Bio-Aqua and Andean Financial Corporation(1)
  10.19        --   Lease Agreement between Tepual and Kaman Construcciones Limitada(1)
  10.20        --   Lease Agreement between Tepual and Don Lindor Ltda.(1)
  10.21        --   Lease Agreement between Tepual and Centrovet Ltda.(1)
  10.22        --   Lease Agreement between Tepual and Turteltaub(1)
  21           --   Subsidiaries of Registrant(2)
  23.1         --   Consent of Atlas, Pearlman, Trop & Borkson, P.A. (to be included in its opinion filed as
                    Exhibit 5.1)(1)

EXHIBIT NO.         DESCRIPTION OF EXHIBIT
-----------         ----------------------
  23.2         --   Consent of Spear, Safer, Harmon & Co. P.C.(1)
  27           --   Financial Data Schedule(1)
  99.3         --   U.S. Patent Application for PSP Red Tide Detection Kit(2)
  99.4         --   U.S. Patent Application for Red Tide Cleansing System(2)
  99.5         --   Consent of Guillermo Quiroz(1)
  99.6         --   Consent of Nestor Lagos(1)
  99.7         --   Consent of Sergio Vivanco(1)


------------------


(1) Filed herewith



(2) Previously filed